     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AVI BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

                    OREGON                                         93-0797222
        (State or other jurisdiction of                         (I.R.S. Employer
        incorporation or organization)                         Identification No.)

                            ------------------------

       ONE S.W. COLUMBIA, SUITE 1105, PORTLAND, OR 97258, (503) 227-0554 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                DENIS R. BURGER, PH.D., CHIEF EXECUTIVE OFFICER
       ONE S.W. COLUMBIA, SUITE 1105, PORTLAND, OR 97258, (503) 227-0554

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        BYRON W. MILSTEAD, ESQ.                         MARK A. VON BERGEN, ESQ.
             ATER WYNNE LLP                          WEISS JENSEN ELLIS & HOWARD PC
     222 S.W. COLUMBIA, SUITE 1800                 111 S.W. FIFTH AVENUE, SUITE 2300
        PORTLAND, OR 97201-6618                            PORTLAND, OR 97204
             (503) 226-1191                                  (503) 243-2300

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE       AGGREGATE OFFERING    AGGREGATE OFFERING        AMOUNT OF
           TO BE REGISTERED                  REGISTERED        PRICE PER SHARE(1)         PRICE(1)          REGISTRATION FEE
Common Stock, $.0001 value(2)(3)......       3,750,000               $12.32             $46,200,000             $12,197

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the registrant's common stock on June 15, 2000, as reported on the Nasdaq National Market.

(2) Includes 450,000 shares to be issued pursuant to the underwriters' over-allotment option.

(3) Includes 300,000 shares to be issued upon exercise of a warrant to be granted to the representative of the underwriters to purchase up to 10% of the shares sold in the offering, excluding over-allotments, at 120% of the share offering price.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 16, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                  $  PER SHARE

    We are offering 3,000,000 shares of common stock. This is a firm commitment underwriting. Our common stock trades on the Nasdaq National Market under the symbol "AVII." On June 15, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $12.19 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Price to the public.........................................   $          $
Underwriting discount.......................................
Proceeds before expenses to AVI BioPharma, Inc..............

    We have granted Paulson Investment Company, Inc. an over-allotment option of up to 450,000 additional shares at the public offering price, less underwriting discount, within 45 days from the date of this prospectus, to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PAULSON INVESTMENT COMPANY, INC.

                                                      I-BANKERS SECURITIES, INC.

               The date of this prospectus is             , 2000

                            ------------------------

  In this prospectus, "AVI," "we," "us" and "our" refer to AVI BioPharma, Inc.

                            ------------------------

                                   TRADEMARKS

    This prospectus includes our registered trademark, NeuGene-Registered Trademark-, and our unregistered trademarks Avicine-TM-, Xactin-TM-, Resten-NG-TM-, Oncomyc-NG-TM- and NeuBiotics-TM-. Each other trademark, trade name or service mark appearing in this prospectus belongs to its respective owner.

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. THERE IS MORE DETAILED INFORMATION APPEARING IN OTHER SECTIONS OF THIS PROSPECTUS. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

                                  OUR COMPANY

BUSINESS

    We are a biopharmaceutical company developing therapeutic products based on our two core technologies, cancer immunotherapy and NeuGene antisense. Our principal products target life-threatening diseases, with initial applications in pancreatic and colorectal cancers, cardiovascular restenosis, and infectious disease as summarized in the following table.

TECHNOLOGY                                PRODUCT                     INDICATION              STAGE
----------                      ----------------------------      -------------------      ------------
Cancer immunotherapy..........  Avicine therapeutic vaccine       Cancer                   Clinical
                                Xactin monoclonal antibodies      Cancer                   Pre-clinical

NeuGene antisense.............  Resten-NG                         Restenosis               Clinical
                                Oncomyc-NG                        Cancer                   Pre-clinical
                                NeuBiotics                        Infectious diseases      Pre-clinical

    Currently approved drugs or other therapies for these diseases often prove to be ineffective in treating advanced stages of these diseases or produce numerous undesirable side effects. Our pre-clinical and clinical studies indicate that our two core technologies may produce significantly fewer side effects and offer more effective treatment options than currently approved products for these diseases. Our technologies are protected by a strong patent position including 44 issued patents and 49 applications pending. Each of our lead products, Avicine and Resten-NG, addresses a large market estimated to exceed $1 billion worldwide.

CANCER IMMUNOTHERAPY

    We have completed three Phase I and two Phase II clinical trials with Avicine, our therapeutic cancer vaccine, which is our most advanced product. Avicine is administered to patients who already have cancer to stimulate an immune response that may be effective in fighting the existing cancer. The therapeutic benefit of a cancer vaccine depends on the existence of specific target sites, called tumor antigens, on cancer cells. The target for Avicine is a hormone called human chorionic gonadotropin, or hCG, which is responsible for stimulating fetal development during pregnancy. It is also a tumor antigen on all major types of cancer, including cancers of the colon, pancreas, prostate, lung and breast. We believe that hCG plays an important role in the spread of cancer. The effectiveness of Avicine is based on stimulating an immune response against hCG.

    From our clinical studies involving more than 200 patients, we believe that Avicine is a safe and essentially non-toxic therapy capable of producing a specific immune response in most patients. Further, the patients who mounted an immune response to hCG lived longer on average than patients treated with chemotherapy. We intend to investigate further the use of Avicine alone and in conjunction with chemotherapy in Phase II and Phase III clinical trials.

    In April 2000, we entered into an alliance with SuperGen, Inc. for shared development and marketing rights for Avicine. Under the terms of the agreement, AVI and SuperGen, Inc. will equally share in future clinical development and FDA registration costs as well as in profits from product sales in the United States. Closing of the transaction will occur prior to the effectiveness of this offering.

    We have an exclusive product license agreement with Abgenix, Inc. for the use of its technology to produce fully human monoclonal antibodies against hCG cancer targets, which we call Xactin antibodies. These Xactin antibodies are directed at targets identified by our Avicine clinical trials. Two Xactin antibodies are in pre-clinical development and are designed to treat cancer patients as a standalone therapy or in combination with Avicine.

NEUGENE ANTISENSE

    We have developed gene-inactivating compounds called NeuGene antisense drugs that we believe are more stable, specific, efficacious, and safe than other antisense or gene-inactivating technologies. Our NeuGene drugs are distinguished by a novel chemical structure which differs from the earlier generation structures of competing technologies.

    NeuGenes are synthetic drugs that are designed to block the function of specific genetic sequences involved in the disease process. Targeting specific genetic sequences provides for greater selectivity than is available through conventional drugs. NeuGenes have the potential to provide safe and effective treatment for a wide range of human diseases.

    We have completed pre-clinical studies using our NeuGene compounds in the treatment of restenosis, which is the blockage of arteries following balloon angioplasty, and cancer. We finished a Phase I clinical trial of Resten-NG for restenosis in April 2000 and a Phase II clinical study is planned to begin mid-year 2000. We plan to commence Phase I/II clinical studies in cancer with Oncomyc-NG late in 2000. Finally, we intend to complete pre-clinical development of our first NeuGene-based antibiotics, called NeuBiotics, later this year.

DEVELOPMENT AND COMMERCIALIZATION STRATEGY

    Our experience and resources enable us to initiate drug discovery and development and to move drug candidates through pre-clinical development and into Phase I and II human clinical trials. Our near-term strategy is to co-develop products with strategic partners or to license the marketing rights for our products to pharmaceutical partners after we complete one or more Phase II clinical trials. In this manner, costs associated with late-stage clinical development and marketing will be shared with, or the responsibility of, our strategic partners. With additional resources we may consider assuming greater responsibility for the late-stage clinical development and marketing opportunities of future product candidates.

    Our executive offices are located at One SW Columbia, Suite 1105, Portland, Oregon 97258, and we can be reached at (503) 227-0554. Our World Wide Web address is "http://www.avibio.com." Information on our web site does not constitute a part of this prospectus.

                                  THE OFFERING

Common stock..............................  3,000,000 shares

Common stock to be outstanding after this
  offering................................  19,711,757 shares

Use of proceeds...........................  To finance clinical trial costs of Avicine and clinical trial costs of our NeuGene antisense program, for
                                            research and development, including pre-clinical testing
                                            of our other product candidates, to finance
                                            manufacturing-related leasehold improvements and related
                                            manufacturing equipment, and for working capital and
                                            general corporate purposes.

    The outstanding share information above is based on the number of shares outstanding as of May 31, 2000 and excludes:

    - 7,875,991 shares of our common stock issuable upon the exercise of outstanding options and warrants;

    - 1,684,211 shares of our common stock issuable to SuperGen, Inc. upon the closing of our alliance for the shared development and marketing of Avicine and shares of our common stock issuable upon the exercise of a warrant for up to 10% of our then-outstanding common stock to be issued to SuperGen, Inc.;

    - up to 450,000 shares of our common stock issuable upon exercise of the over-allotment option granted to Paulson Investment Company, Inc.; and

    - 300,000 shares of our common stock issuable upon exercise of the representative's warrants.

EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION OR THE REPRESENTATIVE'S WARRANTS.

                         SUMMARY FINANCIAL INFORMATION

    The following table sets forth our summary financial information. You should read this information together with our financial statements and other related information elsewhere in this prospectus.

    The pro forma as adjusted balance sheet data reflect the receipt of the estimated net proceeds from the sale of 3,000,000 shares of our common stock, at an estimated price of $12.00 per share, after deducting the underwriting discount and estimated offering expenses.

                                                                                                THREE MONTHS
                                                                            JULY 22, 1980           ENDED          JULY 22, 1980
                                              YEARS ENDED DECEMBER 31,      (INCEPTION) TO        MARCH 31,        (INCEPTION) TO
                                           ------------------------------    DECEMBER 31,    -------------------     MARCH 31,
                                             1997       1998       1999          1999          1999       2000          2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)      --------   --------   --------   --------------   --------   --------   --------------
                                                                                                 (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $    14    $    120   $    17       $    841      $     4    $ 1,132       $  1,973
                                           -------    --------   -------       --------      -------    -------       --------
Research and development.................   (2,737)     (6,307)   (6,672)       (24,728)      (1,343)    (1,936)       (26,664)
General and administrative...............   (1,282)     (1,621)   (1,745)        (9,199)        (418)      (436)        (9,635)
Acquired in-process R&D(1)...............    --        (19,473)      (72)       (19,545)         (60)     --           (19,545)
Other income.............................      389         547       194          1,576           77        101          1,677
                                           -------    --------   -------       --------      -------    -------       --------
Net loss.................................  $(3,616)   $(26,734)  $(8,278)      $(51,054)     $(1,739)   $(1,140)      $(52,194)
                                           =======    ========   =======       ========      =======    =======       ========
Net loss per share--basic & diluted......  $ (0.36)   $  (2.27)  $ (0.62)       --           $ (0.13)   $ (0.07)            --
                                           =======    ========   =======       ========      =======    =======       ========
Cash flow from operations................  $(3,006)   $ (6,736)  $(7,561)      $(26,751)     $(1,622)   $(1,417)      $(28,168)
                                           =======    ========   =======       ========      =======    =======       ========

                                                                AT MARCH 31, 2000
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and investments........................................  $14,380      $47,470
Working capital.............................................   13,662       46,752
Total assets................................................   15,791       48,881
Shareholders' equity........................................   15,024       48,114

------------------------------

(1) Amounts relate to acquired in-process research and development expenses incurred in connection with the acquisition of ImmunoTherapy Corporation.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS LISTED BELOW, TOGETHER WITH THE CAUTIONARY STATEMENT THAT FOLLOWS THIS SECTION AND THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE PURCHASING SHARES IN THIS OFFERING. IF THE POSSIBILITIES DESCRIBED AS RISKS BELOW ACTUALLY OCCUR, OUR OPERATING RESULTS AND FINANCIAL CONDITION WOULD LIKELY SUFFER, AND THE TRADING PRICE OF OUR COMMON STOCK MAY FALL, CAUSING YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SHARES WE ARE OFFERING.

                         RISKS RELATING TO OUR BUSINESS

OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND MAY NOT BE DETERMINED TO
  BE SAFE OR EFFECTIVE.

    Although we began operations in 1980, we are only in the early stages of clinical development with our NeuGene antisense pharmaceutical products. We have devoted almost all of our time to research and development of our technology and products, protecting our proprietary rights and establishing strategic alliances. Our proposed NeuGene products are in the pre-clinical or clinical stages of development and will require significant further research, development, clinical testing and regulatory clearances. We have no products available for sale and we do not expect to have any products available for sale for several years. Our proposed products are subject to development risks. These risks include the possibilities that any of the products could be found to be ineffective or toxic, or could fail to receive necessary regulatory clearances. Although we have obtained favorable results in Phase II trials using Avicine to treat colorectal cancer patients, we cannot assure that we will obtain similar results in the contemplated Phase III trial protocol. We have not received any significant revenues from the sale of products and we cannot assure investors that we will successfully develop marketable products, that our sales will increase or that we will become profitable. Third parties may develop superior or equivalent, but less expensive, products.

WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION, AND WE MAY NOT ACHIEVE OR
  SUSTAIN PROFITABILITY.

    We incurred a net operating loss of $8.3 million in 1999 and of $1.1 million for first quarter 2000. "Net operating loss" represents the amount by which our expenses, other than interest expense, exceed revenues. As of March 31, 2000, our accumulated deficit was $52.2 million. Our losses have resulted principally from expenses incurred in research and development of our technology and products and from selling, general and administrative expenses that we have incurred while building our business infrastructure. We expect to continue to incur significant operating losses in the future as we continue our research and development efforts and seek to obtain regulatory approval of our products. Our ability to achieve profitability depends on our ability to complete development of our products, obtain regulatory approvals and market our products. It is uncertain when, if ever, we will become profitable.

IF WE FAIL TO ATTRACT SIGNIFICANT ADDITIONAL CAPITAL, WE MAY BE UNABLE TO
  CONTINUE TO SUCCESSFULLY DEVELOP OUR PRODUCTS.

    Since we began operations, we have obtained operating funds primarily by selling shares of our company. Based on our current plans, we believe that current cash balances will be sufficient to meet our operating needs for at least the next 24 months. Furthermore, the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include the success of our research and development efforts, the status of our pre-clinical and clinical testing, costs relating to securing regulatory approvals and the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market. We may need funds sooner than currently anticipated.

    We anticipate that we may need to obtain additional funds at the end of this 24-month period. If necessary, potential sources of additional funding include strategic relationships, public or private sales of shares of our common stock or debt or other arrangements. We do not have any committed sources of additional financing at this time. It is uncertain whether we can obtain additional funding when we need it on terms that will be acceptable to us or at all. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing shareholders will be diluted. If we are unable to obtain financing when needed, our business and future prospects would be materially adversely affected.

IF WE FAIL TO RECEIVE NECESSARY REGULATORY APPROVALS, WE WILL BE UNABLE TO
  COMMERCIALIZE OUR PRODUCTS.

    All of our products are subject to extensive regulation by the United States Food and Drug Administration, or FDA, and by comparable agencies in other countries. The FDA and comparable agencies require new pharmaceutical products to undergo lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures. Avicine has completed three Phase I and two Phase II studies but has not started Phase III trials. Our first NeuGene Antisense drug, Resten-NG, completed Phase I trials but has not yet entered Phase II efficacy studies. We cannot predict when we will initiate and complete our clinical trials or when we will be able to submit our products for regulatory review. Even if we submit a new drug application, there may be delays in obtaining regulatory approvals, if we obtain them at all. Sales of our products outside the United States will also be subject to regulatory requirements governing clinical trials and product approval. These requirements vary from country to country and could delay introduction of our products in those countries. We cannot assure you that any of our products will receive marketing approval from the FDA or comparable foreign agencies.

WE MAY FAIL TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE
  ESTABLISHED PHARMACEUTICAL COMPANIES, CAUSING OUR BUSINESS TO SUFFER.

    The biotechnology industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development of pharmaceutical technologies and products. They include: biotechnology, pharmaceutical, chemical and other companies; academic and scientific institutions; governmental agencies; and public and private research organizations.

    Many of these companies and many of our other competitors have much greater financial and technical resources and production and marketing capabilities than we do. Our industry is characterized by extensive research and development and rapid technological progress. Competitors may successfully develop and market superior or less expensive products which render our products less valuable or unmarketable.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL,
  HIGHLY-SKILLED PERSONNEL REQUIRED FOR OUR ACTIVITIES, OUR BUSINESS WILL
  SUFFER.

    Our success will depend to a large extent on the abilities and continued service of several key employees, including Drs. Denis Burger, Patrick Iversen and Dwight Weller. The loss of any of these key employees could significantly delay the achievement of our goals. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel.

ASSERTING, DEFENDING AND MAINTAINING OUR INTELLECTUAL PROPERTY RIGHTS COULD BE
  DIFFICULT AND COSTLY, AND OUR FAILURE TO DO SO WILL HARM OUR ABILITY TO COMPETE AND THE RESULTS OF OUR OPERATIONS.

    Our success will depend on our existing patents and licenses, and our ability to obtain additional patents in the future. We have been issued
44 patents and have filed an additional 49 patent applications in the United States, Canada, Europe, Australia and Japan. We license the composition, manufacturing and use of Avicine in all fields except fertility regulation from The Ohio State University.

    We cannot assure investors that our pending patent applications will result in patents being issued in the United States or foreign countries. In addition, we cannot guarantee that patents which have been or will be issued will afford meaningful protection for our technology and products. Competitors may develop products similar to ours which do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the United States Patent and Trademark Office, or USPTO, or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents.

    Our success will also depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the patent rights of others. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. If we do not prevail, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. We cannot be certain that any required license would be available to us on acceptable terms, or at all. If we fail to obtain a license, our business might be materially adversely affected.

    To help protect our proprietary rights in unpatented trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection if confidential information is used or disclosed improperly. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

IF OUR RELATIONSHIP WITH SUPERGEN, INC. IS UNSUCCESSFUL, OUR BUSINESS COULD BE
  HARMED.

    Our strategic relationship with SuperGen, Inc. is important to our success. We cannot assure you that we will receive any additional payments from SuperGen or that the relationship will be commercially successful. The transactions contemplated by our agreements with SuperGen, Inc., including the equity purchases and cash payments, are subject to numerous risks and conditions. For example, we may fail to achieve clinical and sales milestones; Avicine may fail to achieve regulatory approval; Avicine may not be commercially successful; SuperGen, Inc. may fail to perform its obligations under our agreements, such as failing to devote sufficient resources to marketing Avicine; and our agreements with SuperGen, Inc. may be terminated against our will. The occurrence of any of these events could severely harm our business.

WE HAVE LIMITED SALES CAPABILITY AND MAY NOT BE ABLE TO SUCCESSFULLY
  COMMERCIALIZE OUR PRODUCTS.

    We have been engaged solely in the development of pharmaceutical technology. Although some of our management have experience in biotechnology company operations, we have limited experience in manufacturing or selling pharmaceutical products. We also have only limited experience in negotiating and maintaining strategic relationships, and in conducting clinical trials and other later-stage phases of the regulatory approval process. We cannot assure investors that we will successfully engage in any of these activities.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS AND OUR INSURANCE MAY NOT BE
  ADEQUATE TO COVER DAMAGES.

    The use of our products will expose us to the risk of product liability claims. Although we intend to obtain product liability insurance coverage, we cannot guaranty that product liability insurance will continue to be available to us on acceptable terms or that our coverage will be sufficient to cover all claims against us. A product liability claim, even one without merit or for which we have substantial coverage, could result in significant legal defense costs, thereby increasing our expenses, lowering our earnings and, depending on revenues, potentially resulting in additional losses.

CONTINUING EFFORTS OF GOVERNMENT AND THIRD-PARTY PAYERS TO CONTAIN OR REDUCE THE
  COSTS OF HEALTH CARE MAY ADVERSELY AFFECT OUR REVENUES AND FUTURE
  PROFITABILITY.

    In addition to obtaining regulatory approval, the successful commercialization of our products will depend on our ability to obtain reimbursement for the cost of the product and treatment. Government authorities, private health insurers and other organizations, such as health maintenance organizations are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, the growth of healthcare organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect our ability to sell our products and may have a material adverse effect on our operations. We cannot assure investors that reimbursement in the United States or foreign countries will be available for any of our products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or the price of, our products. The lack or inadequacy of third-party reimbursements for our products would have a material adverse effect on our operations. We cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on our business.

IF WE FAIL TO ESTABLISH STRATEGIC RELATIONSHIPS WITH LARGER PHARMACEUTICAL
  PARTNERS, OUR BUSINESS MAY SUFFER.

    We do not intend to conduct late-stage or Phase III human clinical trials ourselves. We anticipate entering into relationships with larger pharmaceutical companies to conduct later pharmaceutical trials and to market our products and we also plan to continue to use contract manufacturing for our products. We may be unable to enter into corporate partnerships. Lack of corporate partnerships could impede our ability to bring our products to market. We cannot assure investors that any corporate partnerships, if entered, will be on favorable terms or will result in the successful development or marketing of our products. If we are unsuccessful in establishing advantageous clinical testing, manufacturing and marketing relationships, we are not likely to generate significant revenues and become profitable.

                        RISKS RELATED TO SHARE OWNERSHIP

OUR RIGHT TO ISSUE PREFERRED STOCK, OUR CLASSIFIED BOARD OF DIRECTORS AND OREGON
  ANTI-TAKEOVER LAWS MAY PREVENT YOU FROM REALIZING A PREMIUM.

    Our authorized capital consists of 50,000,000 shares of common stock and 2,000,000 shares of preferred stock. Our board of directors, without any further vote by the shareholders, has the authority to issue preferred shares and to determine the price, preferences, rights and restrictions, including voting and dividend rights, of these shares. The rights of the holders of shares of common stock may be affected by the rights of holders of any preferred shares that our board of directors may issue in the future. For example, our board of directors may allow the issuance of preferred shares with more voting rights, higher dividend payments or more favorable rights upon dissolution, than the shares of common stock. If preferred shares are issued in the future, it may also be more difficult for others to acquire a majority of our outstanding voting shares.

    In addition, we have a "classified" board of directors, which means that only one-half of our directors are eligible for election each year. Therefore, if shareholders wish to change the composition of our Board of Directors, it could take at least two years to remove a majority of the existing directors or to change all directors. Having a classified board of directors may, in some circumstances, deter or delay mergers, tender offers or other possible transactions which may be favored by some or a majority of our shareholders.

    The Oregon Control Share Act and Business Combination Act limit parties who acquire a significant amount of voting shares from exercising control over us. These acts may lengthen the period for a proxy contest or for a person to vote their shares to elect the majority of our Board.

OUR STOCK PRICE IS VOLATILE AND MAY FLUCTUATE DUE TO FACTORS BEYOND OUR CONTROL.

    Historically, the market price of our stock has been highly volatile. The following types of announcements could have a significant impact on the price of our common stock: positive or negative results of testing and clinical trials; delays in entering into corporate partnerships; technological innovations or commercial product introductions by ourselves or competitors; changes in government regulations; developments concerning proprietary rights, including patents and litigation matters; public concern relating to the commercial value or safety of any of our products; general stock market conditions.

    Further, the stock market has in recent months experienced and may continue to experience significant price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many biopharmaceutical companies that are not yet profitable. Often, the effect on the price of such securities is unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the ability of a shareholder to dispose of his or her shares at a price equal to or above the price at which the shares were purchased.

THE SIGNIFICANT NUMBER OF OUR SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE
  MAY CAUSE THE PRICE OF COMMON STOCK TO FALL.

    As of May 31, 2000, we have outstanding 16,711,757 shares of common stock and all are eligible for sale under Rule 144 or are otherwise freely tradable, except for 2,857,147 shares of common stock, which are not be freely tradable, until we file a registration statement on such shares. The timing of the effectiveness of this registration statement is uncertain. In addition:

    - Our employees and others hold options to buy a total of 2,442,528 shares of common stock as of May 31, 2000. The shares of common stock to be issued upon exercise of these options, have been registered, and therefore may be freely sold when issued.

    - There are outstanding warrants to buy 5,433,463 shares of common stock as of May 31, 2000. The shares issuable upon exercise of 4,416,814 warrants are registered. These shares may be freely sold when issued. The holders of warrants covering 400,000 shares have incidental registration rights to have the shares issuable upon the exercise of their warrants registered. Once registered, those shares may be freely sold when issued, for so long as the registration statement is effective and current. The remaining warrants have no registration rights.

    - We may issue options to purchase up to an additional 531,036 shares of common stock under our stock option plans as of May 31, 2000, which also will be fully saleable when issued.

    - Upon the closing of our alliance with SuperGen, Inc., we will issue to SuperGen, Inc. an additional 1,684,211 shares of our common stock and a warrant to purchase additional shares totalling up to 10% of the then-outstanding shares of our common stock.

    Sales of substantial amounts of shares into the public market could lower the market price of our common stock.

WE HAVE GRANTED CERTAIN RIGHTS TO SUPERGEN, INC. WHICH COULD NEGATIVELY IMPACT
  YOUR INVESTMENT.

    We have granted SuperGen, Inc. a warrant to purchase shares of our common stock so that upon its exercise SuperGen, Inc. could own up to 25% of our outstanding common stock, when aggregated with SuperGen's present holdings of our common stock. If SuperGen exercises its warrant, the stock ownership of our other stockholders will be diluted and SuperGen, Inc. may have significant influence over us. SuperGen Inc.'s right to exercise this warrant, and its share ownership after exercise, may discourage other parties from acquiring us.

                           FORWARD-LOOKING STATEMENTS

    The statements which are not historical facts contained in this discussion are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of pre-clinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in our Securities and Exchange Commission filings.

                         COMMON STOCK MARKET PRICE DATA

    Our common stock is traded on the Nasdaq National Market under the symbol "AVII." The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market from the time of our initial public offering, June 3, 1997.

                                                                HIGH       LOW
                                                              --------   --------
1997
  Second Quarter (from June 3, 1997)........................   $ 7.25     $5.75
  Third Quarter.............................................     7.50      6.44
  Fourth Quarter............................................     9.50      6.69
1998
  First Quarter.............................................   $ 7.82     $5.75
  Second Quarter............................................     8.00      5.62
  Third Quarter.............................................     6.31      2.62
  Fourth Quarter............................................     5.19      2.50
1999
  First Quarter.............................................   $ 4.09     $2.47
  Second Quarter............................................     5.00      2.94
  Third Quarter.............................................     5.88      3.00
  Fourth Quarter............................................     7.94      2.88
2000
  First Quarter.............................................   $27.25     $5.31

    The last reported sale price of our common stock on the Nasdaq National Market on June 15, 2000 was $12.19 per share. The approximate number of our shareholders of record as of May 31, 2000 was 598.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 3,000,000 shares of common stock we are offering, based on an assumed offering price of $12.00 per share, are estimated to be $33.1 million, or $38.1 million if Paulson Investment Company, Inc. exercises its over-allotment option is exercised in full, after deducting the underwriting discount of $2.6 million, or $3.0 million if the over-allotment option is exercised in full, and our offering expenses of $300,000.

    We intend to use the estimated net proceeds from this offering as follows:

                                                              APPROXIMATE   APPROXIMATE
                                                                AMOUNT      PERCENTAGE
                                                              -----------   -----------
Avicine clinical trials.....................................  $ 7,000,000        21%
NeuGene clinical trials.....................................    9,000,000        27%
Pre-clinical R&D............................................    7,000,000        21%
Manufacturing leasehold improvements........................    2,000,000         6%
Working capital and general purposes........................    8,090,000        25%
                                                              -----------       ---
Total offering proceeds.....................................  $33,090,000       100%
                                                              ===========       ===

    The cost, timing and amount of funds required for such uses by us cannot be precisely determined at this time and will be based on the demand for manufacturing capacity, competitive developments, the rate of our progress in research and development, the results of pre-clinical studies and clinical trials, the timing of regulatory approvals, determination of the commercial potential of our product candidates, the rate at which operating losses are incurred, payments under collaboration agreements, availability of alternate methods of financing and other factors beyond our control.

    We may also use some of the net proceeds to invest in or acquire other companies, technologies or products that complement our business, although we do not currently have any agreements to do so. We have not yet determined with any certainty the manner in which we will allocate the net proceeds. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing securities. Our board of directors has broad discretion in determining how the net proceeds of this offering will be applied.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We intend to retain earnings from operations for use in the operation and expansion of our business and do not anticipate paying cash dividends with respect to our common stock in the foreseeable future.

                                 CAPITALIZATION

    The following table shows:

    - The capitalization of AVI as of March 31, 2000; and

    - The capitalization of AVI as of March 31, 2000, assuming the completion of this offering, at the assumed public offering price of $12.00 per share, after deducting the underwriting discount and other estimated expenses of this offering.

    The "as adjusted" number excludes 7,803,265 shares of our common stock reserved for issuance under outstanding options and warrants. The "as adjusted" number also excludes 1,684,211 shares of our common stock issuable to SuperGen, Inc., upon the closing of our alliance for the shared development and marketing of Avicine and shares equaling up to 10% of our common stock issuable upon the exercise of a warrant issuable to SuperGen, Inc.

    The capitalization information contained in this table should be read in conjunction with the more detailed Financial Statements and the Notes to Financial Statements included elsewhere in this prospectus.

                                                                  MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash and investments........................................  $ 14,380     $ 47,470
                                                              ========     ========
Shareholders' equity:
  Preferred Stock, $.0001 par value; 2,000,000 shares
    authorized, none issued and outstanding.................
  Common Stock, $.0001 par value; 50,000,000 shares
    authorized, 16,658,784 shares issued and outstanding,
    actual; 19,658,784 shares issued and outstanding, as
    adjusted................................................         2            2
    Additional paid-in capital..............................    65,313       98,403
    Accumulated other comprehensive income..................     1,903        1,903
    Deficit accumulated during the development stage........   (52,194)     (52,194)
                                                              --------     --------
      Total shareholders' equity............................    15,024       48,144
                                                              --------     --------
      Total capitalization..................................  $ 15,024     $ 48,144
                                                              ========     ========

                                    DILUTION

    Our net tangible book value as of March 31, 2000, was approximately $14,174,562, or $.85 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock.

    The dilution in our pro forma net tangible book value per share represents the difference between the per share amount paid for shares sold in this offering, and the net tangible book value per share immediately after completion of this offering. After giving effect to the sale of 3,000,000 shares of common stock in this offering at an assumed public offering price of $12.00 per share, and deducting the anticipated underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value would have been $47,264,562, or $2.40 per share, at March 31, 2000. This will represent an immediate increase in our net tangible book value of $1.55 per share to existing stockholders and an immediate dilution or reduction in the net tangible book value of $9.60 per share to investors purchasing common stock in this offering. These changes are illustrated in the following table:

Initial public offering price per common share..............              $12.00
  Net tangible book value per share at March 31, 2000.......   $ .85
  Increase per share attributable to new investors..........   $1.55
Net tangible book value per common share after this
  offering..................................................              $ 2.40
Dilution per common share to new investors..................              $ 9.60

    The following table compares the number of shares that will be owned by our existing shareholders, together with the effective prices they paid for such shares, with the number of shares to be purchased and the prices that will be paid for such shares in this offering, assuming that the offering price per share will be $12.00:

                                           SHARES PURCHASED(1)         TOTAL CONSIDERATION         AVERAGE
                                          ---------------------      -----------------------      PRICE PAID
                                            NUMBER     PERCENT          AMOUNT      PERCENT       PER SHARE
                                          ----------   --------      ------------   --------      ----------
Existing shareholders...................  16,658,784      85%        $ 65,315,173      64%          $ 3.92
New investors...........................   3,000,000      15%          36,000,000      36%          $12.00
                                          ----------     ---         ------------     ---
  Total.................................  19,658,784     100%        $101,315,173     100%
                                          ==========     ===         ============     ===

------------------------

(1) The number of shares excludes a total of 7,803,265 shares that will be issuable on exercise of currently outstanding warrants and stock options that are exercisable at a weighted average price of $10.20 per share. To the extent that these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The selected financial data shown below should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements. We have derived the statement of operations data for years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 from audited financial statements not included in this prospectus. We have derived the statement of operations data for the three years ended December 31, 1999, the period from July 22, 1980 to December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 from our audited financial statements included elsewhere in this prospectus. We have derived the statement of operations data for the periods from July 22, 1980 to March 31, 1999 and 2000, and the three-month periods ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 from our unaudited interim financial statements included elsewhere in this prospectus. Historical results do not necessarily predict the results to be expected for any future period.

                                                                                                 JULY 22, 1980
                                                        YEARS ENDED DECEMBER 31,                 (INCEPTION) TO
                                          ----------------------------------------------------    DECEMBER 31,
                                            1995       1996       1997       1998       1999          1999
(IN THOUSANDS, EXCEPT PER SHARE DATA)     --------   --------   --------   --------   --------   --------------

STATEMENT OF OPERATIONS DATA:
Revenues................................  $    83    $    27    $    14    $    120   $    17       $    841
Research and development................   (2,098)    (1,729)    (2,737)     (6,307)   (6,672)       (24,728)
General and administrative..............     (610)      (614)    (1,282)     (1,621)   (1,745)        (9,199)
Acquired in-process R&D.................    --         --         --        (19,473)      (72)       (19,545)
Other income............................       68        229        389         547       194          1,576
                                          -------    -------    -------    --------   -------       --------
  Net loss..............................  $(2,557)   $(2,087)   $(3,616)   $(26,734)  $(8,278)      $(51,054)
                                          =======    =======    =======    ========   =======       ========
Net loss per share--basic & diluted.....  $ (0.37)   $ (0.25)   $ (0.36)   $  (2.27)  $ (0.62)       --
                                          =======    =======    =======    ========   =======       ========
Cash flow from operations...............  $(1,779)   $(1,608)   $(3,006)   $ (6,736)  $(7,561)      $(26,751)
                                          =======    =======    =======    ========   =======       ========

                                             THREE MONTHS
                                                 ENDED          JULY 22, 1980
                                               MARCH 31,        (INCEPTION) TO
                                          -------------------     MARCH 31,
                                            1999       2000          2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)     --------   --------   --------------
                                              (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $     4    $ 1,132       $  1,973
Research and development................   (1,343)    (1,936)       (26,664)
General and administrative..............     (418)      (436)        (9,635)
Acquired in-process R&D.................      (60)     --           (19,545)
Other income............................       77        101          1,677
                                          -------    -------       --------
  Net loss..............................  $(1,739)   $(1,140)      $(52,194)
                                          =======    =======       ========
Net loss per share--basic & diluted.....  $ (0.13)   $ (0.07)       --
                                          =======    =======       ========
Cash flow from operations...............  $(1,622)   $(1,417)      $(28,168)
                                          =======    =======       ========

                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------    MARCH 31,
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and investments........................................  $   894     $3,041    $17,639    $ 8,510    $11,621      $14,380
Working capital.............................................      647      2,739     17,194      7,833     10,612       13,662
Total assets................................................    2,325      4,249     18,782     10,192     12,930       15,791
Shareholders' (deficit) equity..............................   (1,051)       796     18,318      9,006     11,889       15,024

----------------------------------

(1) Amounts relate to acquired in-process research and development expenses incurred in connection with the acquisition of ImmunoTherapy Corporation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. RESULTS OF OPERATIONS FOR THE PERIODS DISCUSSED BELOW DO NOT NECESSARILY PREDICT THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIOD. THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS STATEMENTS AND ANALYSES CONCERNING THE FUTURE THAT ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, AND OUR ACTUAL RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

    From our inception in 1980, we have devoted our resources primarily to fund our research and development efforts. We have been unprofitable since inception and, other than limited interest and grant revenues, we have had no material revenues from the sale of products or from other sources, and we do not expect material revenues for at least the next 12 months. We expect to continue to incur losses for the foreseeable future as we expand our research and development efforts. As of March 31, 2000, our accumulated deficit was $52,193,759.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1999 COMPARED WITH THREE MONTHS ENDED
MARCH 31, 2000. Revenues, from license fees, grants and research contracts, increased from $4,115 in the first quarter of 1999 to $1,131,873 in the first quarter of 2000 due to the receipt and recognition of a $1,000,000 fee for expansion of a license for diagnostic applications, and receipts under an existing grant of $131,873. During the first quarter of 2000, we modified an existing agreement with the Anti-Gene Development Group, or AGDG. Under our previous agreement with AGDG, AGDG had a non-exclusive, royalty bearing right to use certain technology in the development of diagnostics and an obligation to pay royalties on any sales resulting from this development. The agreement modification resulted in AGDG having an exclusive right to the technology and having no future royalty obligation to us. In consideration for this modification, we received a $1 million license fee and a reduction in future royalties to be paid to AGDG resulting from the sale of therapeutic products. The $1 million was recognized as license fee revenue during the period ended March 31, 2000.

    Operating expenses increased from $1,820,113 in the first quarter of 1999 to $2,372,536 in the first quarter of 2000 due to increases in research and development staffing and increased expenses associated with outside collaborations and pre-clinical and clinical testing of our technologies. Additionally, increased general and administrative costs were incurred to support the research expansion, and to continue to broaden our investor and public relations efforts. Net interest income increased from $76,539 in the first quarter of 1999 to $100,781 in the first quarter of 2000 due to earnings on increased cash balances.

    YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31,
1999. Operating expenses decreased from $27,401,395 in 1998 to $8,489,392 in 1999 principally due to a one-time charge of $19,473,154 for acquired in-process research and development reflecting the acquisition of ImmunoTherapy Corporation or ITC in September 1998 offset by increases in research and development staffing and increased expenses associated with outside collaborations and pre-clinical testing of our technologies. Additionally, increased general and administrative costs were incurred to support the research expansion. Net interest income decreased from $547,081 in 1998 to $193,927 in 1999 due to smaller earnings on decreased cash balances.

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31,
1998. Operating expenses increased from $4,019,386 in 1997 to $27,401,395 in 1998 principally due to a one-time charge of $19,473,154 for acquired in-process research and development reflecting the acquisition of ITC and increases in research and development staffing and increased expenses associated with outside collaborations and pre-clinical testing of our technologies. In connection with the purchase price allocation for ITC, we estimated the fair value of the intangible assets which indicated that the majority of all of the acquired intangible assets consisted of research and development projects in process. At that time, the development of these projects had not reached technological feasibility and the technology was believed to have no alternative future use. In accordance with generally accepted accounting principles, the acquired in-process research and development has been reflected in the accompanying financial statements. We currently believe that the research and development efforts may result in commercially feasible products after at least 36 months and at an additional estimated cost of at least $10 million. Additionally, increased general and administrative costs were incurred to support the research expansion, and to broaden our investor and public relations efforts due to our change in status to a public company in mid-1997. Net interest income increased from $389,051 in 1997 to $547,081 in 1998 due to earnings on increased cash balances, which consisted of net proceeds from the initial public offering.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations since inception primarily through equity sales totaling $44,374,198 and license fees, grants and contract research funding of $1,973,090 from various sources. Our cash and cash equivalents were $9,580,282 at March 31, 2000, compared with $8,683,005 at December 31, 1999. The increase of $897,277 was due primarily to the exercise of options and warrants during the first quarter of 2000 and the $1,000,000 license fee, offset by increases in research and development staffing and increased expenses associated with outside collaborations and pre-clinical and clinical testing of our technologies. In addition, the value of the Company's short-term securities increased $1,862,500 to $4,800,000 at March 31, 2000 due to unrealized gains in the value of these securities.

    In December 1999, we completed a private offering with institutional investors and an equity sale to a prospective corporate partner. In the private offering, 1,857,147 shares of our common stock and 628,573 warrants to purchase our common stock at $4.025 per share were issued. Substantially all of the warrants issued in connection with the private placement are currently exercisable and expire in five years. We received net proceeds of $5,808,003 from the offering. In the equity sale to the prospective corporate partner, 1,000,000 shares were issued in exchange for net proceeds of $5,247,000 in cash and securities including 100,000 shares of the prospective corporate partner's common stock. Subsequent to December 31, 1999, the shares received from the prospective corporate partner were registered for public resale and have no restrictions.

    Our future expenditures and capital requirements will depend on numerous factors, including without limitation, the progress of our research and development programs, the progress of our pre-clinical and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, our ability to establish collaborative arrangements and the terms of any such arrangements, and the costs associated with commercialization of our products. Our cash requirements are expected to continue to increase each year as we expand our activities and operations. There can be no assurance, however, that we will ever be able to generate product revenues or achieve or sustain profitability.

    We expect that our cash requirements over the next 24 months will be satisfied by existing cash resources. We will continue to look for opportunities to finance our ongoing activities and operations through accessing corporate partners or the public equity markets, as we currently have no credit facility, nor do we intend to seek one.

EFFECT OF INFLATION

    Inflation did not materially affect our business during the last several years.

YEAR 2000

    The year 2000 issue resulted from computer programs operating incorrectly when the calendar year changed to January 1, 2000. Computer programs that have date-sensitive software may have recognized a two-digit date using "00" as calendar year 1900 rather than the year 2000. This could result in system failure or miscalculations and could cause disruptions of operations, including, among other things, a temporary inability to engage in normal business activities.

    We have evaluated our technology and data, including imbedded non-informational technology, used in the creation and development of our products and services and in our internal operations and have experienced no significant year 2000 issues. The core business systems are compliant. We have not incurred material costs and we believe that future costs associated with addressing the year 2000 issue will have an immaterial effect on our financial results.

    Although we inquired of certain of our significant vendors as to the status of their year 2000 compliance initiatives, no binding assurances were received. We believe that parts and services used in normal operations can be obtained from multiple sources and therefore we are not overly reliant on any single vendor.

                                    BUSINESS

CLINICAL DEVELOPMENT OVERVIEW

    We are a biopharmaceutical company developing therapeutic products based on cancer immunotherapy and NeuGene antisense technology for the treatment of life-threatening diseases, with initial applications in cancer and cardiovascular restenosis. Currently approved drugs or other therapies often prove to be ineffective in treating advanced stages of these diseases or produce numerous undesirable side effects. Our core technologies are specifically aimed at meeting these challenges. We currently have products at various stages of clinical development as summarized below.

PRODUCT                                   PRE-CLINICAL     PHASE I        PHASE II       PHASE III
-------                                   ------------   ------------   -------------   ------------
CANCER IMMUNOTHERAPY

  Avicine ..............................   Completed      Completed       Completed     Planned 2000
    Vaccine for colorectal cancer            1993            1995           1998

  Avicine ..............................   Completed      Completed       Completed
    Vaccine for pancreatic cancer            1994            1995       1998; another
                                                                         in progress
                                                                            2000

  Avicine ..............................   Completed      Completed     Planned 2000
    Vaccine for prostate cancer              1995            1995

  Xactin ...............................  In progress
    Human monoclonal antibodies              2000

NEUGENE ANTISENSE

  Resten-NG ............................   Completed      Completed     Planned 2000
    Antisense drug for restenosis            1999            2000

  Oncomyc-NG ...........................   Completed      Completed     Planned 2000
    Antisense drug for cancer                1999            2000

  NeuBiotics ...........................  In progress    Planned 2001
    Antisense antibiotics                    2000

BUSINESS STRATEGY

    Our strategy is to:

    - reduce risk associated with product development by exploiting two core technology platforms;

    - select disease targets with broad or multiple disease applications;

    - manage drug discovery, pre-clinical and early stage clinical development in-house; and

    - co-develop or license products to strategic partners after completion of Phase II clinical trials to enhance value and share the costs of Phase III trials and commercialization.

CANCER IMMUNOTHERAPY

    Cancer is the second leading cause of death in the United States with an incidence of 1,500 deaths per day. There are approximately eight million Americans living with a history of cancer, and 500,000 new cases are diagnosed annually. Lung, prostate, breast and colorectal cancers are the four most common types of cancer, accounting for over 50% of all new diagnoses. In 1999, the market opportunities for drugs to treat each of these cancer types were estimated to be in excess of $1 billion annually.

    About half of newly diagnosed cancer patients have localized disease and can be cured with surgery alone. The other half of the patients either have metastatic disease at diagnosis or will eventually develop metastatic disease. The principal therapy available for the second group of patients traditionally has been chemotherapy. Chemotherapeutic approaches produce considerable toxic and undesirable side effects and historically have done little to influence patient survival.

    Immunotherapy with vaccines or antibodies is among the newer strategies being investigated for treating cancer. Historically, vaccines were developed and used to induce an immune response in order to prevent a disease. In contrast, therapeutic vaccines are administered when the patient already has the disease. Treatment of rabies with the rabies vaccine is an example of this approach.

    For a therapeutic vaccine to be effective in fighting a disease such as cancer, it is necessary to first identify specific target sites on the tumor cells, called tumor antigens. The more selective the target is to the tumor, the greater the likelihood that the stimulated immune response will be directed at attacking only the cancer cells. The identification of highly specific targets has been one of the greatest challenges in the development of a useful cancer vaccine.

    AVICINE THERAPEUTIC CANCER VACCINE

    TECHNICAL OVERVIEW

    Avicine, our therapeutic cancer vaccine, is designed to produce an immune response against a well-characterized target, human chorionic gonadotropin, or hCG. hCG is a hormone produced during pregnancy that fosters the development of a fetus in several ways. Through extensive research, scientists found that hCG is also present in most cancers. In fact, cancer is believed to be the only significant exception to normal hCG expression during pregnancy. Given the selective production of hCG in cancer, we believe it represents a highly specific target for a therapeutic cancer vaccine.

    The use of hCG as a cancer vaccine target may offer the following advantages over other potential tumor antigens:

    - hCG is not usually found on normal cells, with the exception of those present during a pregnancy. This means that it is highly selective.

    - hCG is widely expressed by and found on many types of cancer, including colon, pancreas, prostate, lung and breast.

    - hCG expression has been correlated with tumor aggressiveness. In other words, the higher the level of hCG, the more aggressive the rate of growth or spread of the cancer.

    - Antibodies to hCG are believed to block the hormonal functions that hCG plays in pregnancy and cancer, including rapid cell division, formation of blood vessels, invasion of other tissues, and dampening of immune responses.

    Because hCG is a natural human protein, people will not mount an immune response to it unless they are actively immunized. We believe that the mechanism of action of our anti-hCG vaccine is to stimulate an immune response against the tumor and to neutralize the hormonal affects provided by hCG.

    The hCG component in Avicine is a small peptide from this hormone. The peptide is joined to a carrier, diphtheria toxoid, to enhance the immune response. Diphtheria toxoid was selected since most of the world's population has been vaccinated against it and there is significant experience with it as a vaccine component in man.

    Avicine's distinguishing characteristics include:

    - Fully characterized synthetic vaccine;

    - Capable of being produced inexpensively in large quantities;

    - Targets a widely expressed tumor antigen, hCG;

    - Ready for Phase III clinical testing in colorectal cancer patients;

    - Applicable to most cancer types in multiple clinical settings; and

    - Twenty years of research and development and safety data.

    AVICINE CLINICAL TRIAL PROGRAM

    PHASE I CLINICAL TRIALS: We have completed three Phase I clinical trials using Avicine in 87 patients with cancer. Overall, these studies showed Avicine to be safe and essentially non-toxic, and to be effective in stimulating an immune response to hCG in most patients. Moreover, apparent survival benefits and some tumor regressions were noted.

    COLORECTAL CANCER TRIALS: We conducted a multicenter Phase II study of Avicine was conducted in 77 patients with advanced colorectal cancer. The objectives of this trial were to determine whether administration of Avicine would induce an immune response in patients with metastatic colorectal cancer, and to measure safety and efficacy in these patients. Overall, 51 of the 77 patients responded to our vaccine by producing antibodies to hCG. The patients that were antibody responders had a median survival of 42 weeks. Patients who did not respond had a median survival of just 17 weeks.

    Analysis of the Phase II data showed that patients who produced antibodies to both targets on the hCG peptide had a median survival of 66 weeks. Camptosar, the current standard of care for treating advanced colorectal cancer patients, produces a median survival of 37-40 weeks. Through additional research efforts, we have learned how to stimulate production of antibodies to both hCG targets in most patients by reformulating the vaccine.

    Overall, these clinical data suggest that the patients who received Avicine and responded by making hCG antibodies had improved median survival compared to patients treated with chemotherapeutic drugs. Avicine was found to be safe and did not exhibit the toxicity associated with cytotoxic drug treatment. Based on these data, we plan to initiate a Phase III pivotal trial in 500 patients with metastatic colorectal cancer in 2000. This trial randomizes patients receiving first-line therapy for metastatic colorectal cancer to one of two treatments: combination chemotherapy or combination chemotherapy plus Avicine. The trial will be evaluated by comparing time-to-disease progression and median survival in the two treatments.

    PANCREATIC AND PROSTATE CANCER TRIALS: We have completed a pilot Phase II study using Avicine in 10 patients with advanced pancreatic cancer. For the 10 patients treated, the median survival was approximately 33 weeks. Patients with advanced pancreatic cancer are currently treated with chemotherapy and have a median survival of approximately 18 to 25 weeks. We believe these results are encouraging enough to warrant the design of additional trials in pancreatic cancer. A Phase II study of 50 patients with pancreatic cancer was initiated in October 1999, and patient enrollment should be completed in 2000. In addition, we plan to initiate a Phase II clinical trial involving 24 patients with prostate cancer in 2000 to broaden our clinical applications to other types of cancer.

    AVICINE CLINICAL TRIAL SUMMARY

TRIAL                 DESCRIPTION & TYPE                  PATIENTS      STATUS
-----   -----------------------------------------------  ----------   -----------
  1     Phase I safety study...........................  43 treated   Completed
  2     Phase I metastatic cancer......................  21 treated   Completed
  3     Phase Ib metastatic cancer.....................  23 treated   Completed
  4     Phase II pancreatic and extension..............  10 treated   Completed
  5     Phase II colorectal............................  77 treated   Completed
  6     Phase II pancreatic............................  50           In progress
  7     Phase II prostate..............................  24           2000
  8     Phase III colorectal licensing trial...........  500          2000

    XACTIN--HUMAN MONOCLONAL ANTIBODIES FOR CANCER

    Antibodies are important proteins produced by the immune system and serve as the first line of defense against foreign pathogens. Antibodies bind to these pathogens and help neutralize or eliminate these foreign substances.

    Historically, most antibody product candidates were generated in mice and, as a result, contained mouse protein. The presence of mouse protein in these antibodies causes undesirable side effects in patients receiving the products. Various approaches have evolved to engineer mouse antibodies so that they contain mostly human proteins and thus produce fewer side effects in patients. The XenoMouse technology that we licensed from Abgenix, Inc. enables the rapid generation of antibodies with fully human proteins. The XenoMouse has been genetically engineered to replace the genes that a mouse uses to make antibodies with the genes that humans use to make antibodies. XenoMouse-generated antibodies have several potential advantages over traditional therapies, including:

    - Faster product development;

    - Fewer undesirable side effects; and

    - An extended therapeutic effect.

    There are now eight therapeutic antibody products marketed in the United States, six of which were approved in the past three years. Moreover, industry analysts estimate that antibodies account for over 20% of all biotechnology products in clinical development today.

    From our cancer vaccine clinical trials, we learned which anti-hCG antibodies are important in prolonging patient survival. We have produced human monoclonal antibodies to these hCG targets using the Abgenix technology. These monoclonal antibodies, called Xactin antibodies, are both potential companion products to Avicine and independent cancer therapeutics and are now in pre-clinical development.

NEUGENE ANTISENSE TECHNOLOGY

    TECHNICAL OVERVIEW

    Most human diseases arise from the function or dysfunction of genes within the body, either those of pathogens, such as viruses, or of one's own genes. The Human Genome Project has led to the identification of the genes associated with most of the major human diseases and to the determination of the sequence of their genetic codes. Using modern methods of chemical synthesis, compounds can be prepared that recognize target gene sequences in a pathogen or pathogenic process. When these compounds bind tightly to the disease-causing sequence, the genetic process is inhibited, and thus the pathogen or pathogenic process is disabled. This is called antisense technology because the sense of the genetic code is blocked.

    Antisense compounds are composed of repeating structures, or subunits, that are linked together forming a polymer, referred to as the antisense backbone. Each subunit carries a genetic letter that pairs with its corresponding letter in the gene target. Although the genetic letters are a feature common to all antisense compounds, the structure of the subunits and the linkage groups that string them together may differ greatly. These differences in the subunits and the linkages define the different types of antisense backbones and their corresponding physical and biological properties. Our NeuGene technology is distinguished from all other antisense technologies by the characteristics of our patented antisense backbone. The subunits which carry the genetic letters on our backbone are synthetic products rather than modified natural materials. In addition, the linkages used to string the subunits together carry no charge in our backbone. We believe these differences provide pharmaceutical advantages that are critical for antisense drug development to meet the challenges of broad clinical utility.

    The first antisense compounds had backbones composed of natural genetic materials and linkages. These natural compounds were degraded or broken down by enzymes in the blood and within cells and had difficulty crossing cellular membranes to enter the cells that contained their genetic target. Researchers developed modified backbones which were designed to resist degradation by enzymes and to enter tissues and cells more efficiently. The most common of these types, the phosphorothioate backbones used by ISIS Pharmaceuticals, Inc., Genta, Incorporated, and others, use natural DNA subunits linked together by a charged linkage. After extensive investigation, we concluded that these early product candidates lacked the pharmaceutical properties desirable for broad clinical utility. We abandoned development of similar structures in 1988 and started development of a novel backbone chemistry designed to address these drawbacks.

    NEUGENE TECHNOLOGY

    We have developed and patented a new class of antisense compounds, known as NeuGenes, which have a backbone of synthetic subunits carrying each genetic letter, with each subunit linked together by a patented uncharged linkage group. We believe our principal competitive advantage in the antisense area is the chemical structure of the NeuGene backbone that we developed specifically to have the following pharmaceutical properties:

    - STABILITY: Biological stability is principally determined by the degree of resistance to enzymatic degradation. Because the NeuGene backbone is a unique synthetic structure, there are no enzymes found in man to degrade it. Our NeuGene drugs have been shown to be completely stable in our human clinical trials.

    - EFFICACY AND SPECIFICITY: Efficacy refers to the efficiency with which antisense compounds block selected gene targets. In direct comparisons with other technologies, our NeuGene compounds exhibited significantly better efficacy in inhibition of targeted genetic sequences and substantially greater specificity.

    - DELIVERY: To reach their targets, antisense compounds must cross tissue and cellular barriers, including cellular and nuclear membranes. Our extensive research in the last three years has shown that NeuGene antisense compounds achieve functional delivery in a variety of animal models and in human clinical trials.

    - SAFETY: Our Phase I human clinical trial results indicate that NeuGene antisense agents have an excellent safety profile, even at doses in vast excess of those anticipated for our initial human therapeutic applications.

    NEAR-TERM PRODUCT DEVELOPMENT--RESTENOSIS AND CANCER

    The first application of our antisense technology is designed to treat diseases involving abnormal cell division, such as cancer and certain cardiovascular and inflammatory diseases, including restenosis, psoriasis, polycystic kidney disease and chronic graft rejection. The NeuGene target for these diseases is the genetic component named c-myc. We have finished pre-clinical development of two NeuGene drugs, Resten-NG and Oncomyc-NG, based on this target. In late 1999, we filed an Investigational New Drug Application, or IND, and initiated a Phase I clinical trial for restenosis and cancer. These Phase I safety studies in 32 patients completed in April 2000 showed these compounds to be safe and essentially non-toxic.

    In our upcoming Phase II clinical trial, Resten-NG will be used to block c-myc expression in restenosis, a frequent complication that follows balloon angioplasty for coronary artery disease. Restenosis, the blockage of the arteries following balloon angioplasty, affects 100,000 to 200,000 people per year in the United States and its occurrence is unpredictable. We believe Resten-NG, with its combination of potency and lack of toxicity, may be useful as a preventative measure in the more than one million balloon angioplasty procedures performed worldwide each year.

    Pre-clinical studies with Resten-NG indicated that it was both more potent and less toxic than other antisense agents currently in clinical development for other indications. Our trials also indicated significant preservation of vessel passageways and prevention of arterial wall thickening following catheter delivery of Resten-NG. We expect to commence Phase II human clinical trials involving 150 patients in cardiovascular restenosis in mid-2000.

    We are finishing pre-clinical development of our second NeuGene drug, Oncomyc-NG, for cancer indications. We plan to initiate Phase I/II trials for our first cancer indication later this year.

    The broad applicability of our antisense platform has allowed us to initiate pre-clinical development of NeuGene drugs for viral, bacterial, and inflammatory diseases, as outlined in the following table.

    NEUGENE ANTISENSE DEVELOPMENT PROGRAM

ANTISENSE TARGET                       CLINICAL INDICATION
----------------                       -------------------
c-myc................................  Restenosis, cancer, psoriasis, chronic graft rejection

Cytochrome P450......................  Metabolic redirection of cancer drugs

NF kappa B...........................  Crohn's Disease, chronic inflammation, autoimmune disorders, arthritis, septic shock, asthma

Bacterial ribosomes..................  NeuBiotics for infectious diseases

Hepatitis B, C viruses...............  Hepatitis

COLLABORATIVE AGREEMENTS

    We believe that our vaccine and antisense technologies are broadly applicable for the potential development of pharmaceutical products in many therapeutic areas. To exploit our core technologies as fully as possible, our strategy is to enter into collaborative development agreements with strategic partners, including major pharmaceutical companies, for cancer applications for Avicine, and agreements directed at specific molecular targets for our NeuGene antisense technology.

    SUPERGEN ALLIANCE

    In April 2000, we entered into an alliance with SuperGen, Inc. for shared development and marketing rights for Avicine. Under the terms of the agreement, SuperGen and we will share equally clinical development and Food and Drug Administration, or FDA, registration costs going forward and share profit equally from product sales in the United States with SuperGen. We will be responsible for the manufacturing of Avicine and SuperGen will be responsible for marketing and sales. Closing of the transaction will occur prior to the effectiveness of this offering. Upon closing, we will receive a $20 million equity investment from SuperGen and could receive additional payments of up to $80 million based upon achievement of commercialization milestones.

    ABGENIX ALLIANCE

    We currently have an alliance with Abgenix, Inc. for the development of human monoclonal antibodies for cancer. We have licensed the use of Abgenix XenoMouse technology for the production of human monoclonal antibodies against hCG. Our Avicine clinical trials have defined the hCG targets that are important in prolonging patient survival. We have developed human monoclonal antibodies to these targets and two of them are now in pre-clinical trials. Abgenix is to receive payments based on achievement of clinical development milestones and a royalty on sales if our antibodies are commercialized.

    NEUGENE ALLIANCES

    We anticipate that NeuGene antisense collaborative research agreements may provide us with funding for internal programs aimed at discovering and developing antisense compounds to inhibit the production of additional molecular targets. Partners in antisense may be granted options to obtain licenses to co-develop and to market drug candidates resulting from their collaborative research programs. We currently have a research alliance with XTL Biopharmaceuticals Ltd. for pre-clinical development of Hepatitis B and C antisense drugs. If this program moves into clinical development stages, XTL and we will negotiate a joint venture development and marketing agreement with XTL under basic terms previously set forth.

    We plan to market the initial products for which we obtain regulatory approval, through co-development and marketing arrangements with strategic partners or other licensing arrangements with larger pharmaceutical companies. Implementation of this strategy will depend on many factors, including the market potential of any products we develop and our financial resources. We do not expect to establish a direct sales capability for therapeutic compounds for at least the next several years. The timing of our entry into marketing arrangements or other licensing arrangements will depend on successful product development and regulatory approval within the regulatory framework established by the Federal Food, Drug and Cosmetics Act. Although the implementation of initial aspects of our marketing strategy may be undertaken before this process is completed, the development and approval process typically is not completed in less than three to five years after the filing of an IND application and our marketing strategy therefore may not be implemented for several years.

MANUFACTURING

    For our vaccine, we have identified potential Good Manufacturing Practices, or GMP, manufacturers who could meet large scale, low-cost manufacturing requirements for future Phase III trials and commercial introduction. We have developed proprietary manufacturing techniques that will allow large-scale, low-cost synthesis and purification of NeuGenes. Because our NeuGene compounds are based upon a flexible backbone chemistry, we believe that NeuGene synthesis will be more cost-effective than competing technologies. We have established sufficient manufacturing capacity to meet research and development and pre-clinical requirements.

    We currently intend to retain manufacturing rights for all products incorporating our patented antisense technology, whether sold directly by us or through collaborative agreements with industry partners. We have contracted with a GMP facility to produce our near term NeuGene products for pre-clinical and clinical trial studies. We are currently upgrading our in-house manufacturing capability to meet GMP standards for Phase I and II human clinical trials.

    Our laboratory facility and procedures have not been formally inspected by the FDA and will have to be approved as products move from the research phase through the clinical testing phase and into commercialization. We will be required to comply with GMP in connection with human clinical trials and commercial production.

PATENTS AND PROPRIETARY RIGHTS

    We own 44 patents covering various aspects of our technologies. We have 49 pending applications relating to Avicine, NeuGene, and other technologies. Our patents cover composition of matter, genetic targets, and use of our technologies in broad medical applications. We intend to protect our proprietary technology with additional filings as appropriate.

    We have also acquired certain product/technology licenses from The Ohio State University and Dr. Vernon Stevens. These properties include exclusive royalty-bearing licenses covering the composition, manufacturing and use of Avicine in all fields of use, including treating and preventing cancer, with the exception of fertility regulation. We have the right to commercialize any new intellectual property relating to our licensed subject matter including access and use of all new experimental data resulting from Dr. Stevens' research. Our licenses have been granted for a period of 30 years or 10 years from the expiration of the last issued patent, whichever comes later. Under these licensing agreements, we have the right to sublicense our products and technology throughout the world.

    The proprietary nature of, and protection for, our product candidates, processes and know-how are important to our business. We plan to prosecute and aggressively defend our patents and proprietary technology. Our policy is to patent the technology, inventions and improvements that are considered important to the development of our business. We also depend upon trade secrets, know-how, and continuing technological innovation to develop and maintain our competitive position.

DRUG APPROVAL PROCESS AND OTHER GOVERNMENT REGULATION

    The United States system of new drug approvals is the most rigorous in the world. According to the Pharmaceutical Research and Manufacturers of America, it costs an average of $500 million and takes an average of almost 15 years from the discovery of a compound to bring a single new pharmaceutical to market. For every 5,000 to 10,000 chemically synthesized molecules screened, only 250 are ever issued an Investigational New Drug Application, or IND, and tested in humans. Of those, the FDA will approve only one for commercialization. Yet, in recent years, societal and governmental pressures have created the expectation that biotech and pharmaceutical companies will reduce the costs for drug discovery and development without sacrificing safety, efficacy and innovation. The need to significantly improve or provide alternative strategies for successful pharmaceutical discovery, research and development remains a major health care industry challenge.

    DRUG DISCOVERY: In the initial stages of drug discovery before a compound reaches the laboratory, tens of thousands of potential compounds are randomly screened for activity against an assay assumed to be predictive for particular disease targets. This drug discovery process can take several years. Once a company locates a screening lead, or starting point for drug development, isolation and structural determination may begin. The development process results in numerous chemical modifications to the screening lead in an attempt to improve its drug properties. After a compound emerges from the above process, the next steps are to conduct further preliminary studies on the mechanism of action, further in vitro test tube screening against particular disease targets and, finally, some in vivo or animal screening. If the compound passes these barriers, the toxic effects of the compound are analyzed by performing preliminary exploratory animal toxicology. If the results are positive, the compound emerges from the basic research mode and moves into the pre-clinical phase.

    PRE-CLINICAL TESTING: During the pre-clinical testing stage, laboratory and animal studies are conducted to show biological activity of the compound against the targeted disease, and the compound is evaluated for safety. These tests typically take approximately three and one-half years to complete.

    INVESTIGATIONAL NEW DRUG APPLICATION: During the pre-clinical testing, an IND is filed with the FDA to begin human testing of the drug. The IND becomes effective if not rejected by the FDA within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. In addition, an Institutional Review Board, comprised of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the IND. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA.

    PHASE I CLINICAL TRIALS: After an IND becomes effective, Phase I human clinical trials can begin. These tests, involving usually between 20 and 80 patients or healthy volunteers, typically take approximately one year to complete. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action.

    PHASE II CLINICAL TRIALS: In Phase II clinical trials, controlled studies are conducted on approximately 100 to 300 volunteer patients with the targeted disease. The purpose of these tests is to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects. These studies generally take approximately two years, and may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted to evaluate not only the efficacy of the drug on the patient population, but also its safety.

    PHASE III CLINICAL TRIALS: This phase typically lasts about three years and usually involves 1,000 to 3,000 patients. During the Phase III clinical trials, physicians monitor the patients to determine efficacy and to observe and report any reactions that may result from long-term use of the drug.

    NEW DRUG APPLICATION: After the completion of all three clinical trial phases, if the data indicate that the drug is safe and effective, a New Drug Application, or NDA, is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including data from the clinical trials. NDAs are often over 100,000 pages in length. The average NDA review time for new pharmaceuticals is now between 6 and 12 months.

    MARKETING APPROVAL: If the FDA approves the NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional Phase IV studies to evaluate long-term effects.

    PHASE IV CLINICAL TRIALS AND POST-MARKETING STUDIES: In addition to studies requested by the FDA after approval, these trials and studies are conducted to explore new indications. The purpose of these trials and studies and related publications is to broaden the application and use of the drug and its acceptance in the medical community.

COMPETITION

    Companies developing cancer vaccines include Progenics
Pharmaceutical, Inc., Corixa Corporation, Biomira Inc., and Bristol Meyers-Squibb. Their products are in late stage clinical development, in patients with cancers of different types than Avicine is being used to treat. We believe that Avicine will have broader patient applications than other cancer vaccines in development due to the characteristics of its target. Moreover, we do not expect any company to introduce a cancer vaccine into the broad commercial market in the immediate future.

    Several companies are pursuing the development of antisense technology, including Genta, Incorporated, Hybridon, Inc., ISIS Pharmaceuticals, Inc., and Lorus Therapeutics Inc. All of these companies have products in development stages, and, in some cases, are in human trials with antisense compounds generally similar to our NeuGene compounds. ISIS Pharmaceuticals has received marketing approval from the FDA for an antisense drug to treat a viral infection of the eye in patients with AIDS. While we believe that none of these companies is likely to introduce an additional antisense compound into the broad commercial market in the immediate future, many pharmaceutical and biotechnology companies have financial and technical resources greater than those currently available to us. Moreover, some potential competitors have more established collaborative relationships with industry partners than we do. We believe that the combination of pharmaceutical properties of our NeuGene compounds for restenosis and cancer affords us competitive advantages when compared with the antisense compounds of competitors.

    We can also expect to compete with other companies exploiting alternative technologies that address the same therapeutic needs as do our technologies. The biopharmaceutical market is subject to rapid technological change, and it can be expected that competing technologies will emerge and will present a competitive challenge to us.

EMPLOYEES

    As of May 31, 2000, we had 56 employees, 23 of whom hold advanced degrees. Fifty employees are engaged directly in research and development activities, and six are in administration. None of our employees is covered by collective bargaining agreements, and we consider relations with our employees to be good.

PROPERTIES

    We occupy 27,000 square feet of leased laboratory and office space at 4575 S.W. Research Way, Suite 200, Corvallis, Oregon 97333. The lease on our space expires in December 2007. Our executive office is located in 2,400 square feet of leased space at One S.W. Columbia, Suite 1105, Portland, Oregon 97258. This lease expires in July 2001. We believe that our facilities are suitable and adequate for our present operational requirements for the foreseeable future.

LEGAL PROCEEDINGS

    We are not aware of any legal proceedings against us that, individually or in the aggregate, would have a material advserse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are as follows:

NAME                                  AGE                   POSITION
----                                --------   ----------------------------------
Denis R. Burger, Ph.D.............     57      Chief Executive Officer and
                                               Chairman of the Board
Alan P. Timmins...................     40      President, Chief Operating Officer
                                               and Director
Gordon W. Duncan, Ph.D............     67      Vice President of Regulatory
                                               Affairs and Clinical Development
Patrick L. Iversen, Ph.D..........     45      Senior Vice President of Research
                                               and Development and Director
Mark M. Webber....................     45      Chief Financial Officer
Dwight D. Weller, Ph.D............     49      Senior Vice President of Chemistry
                                               and Manufacturing and Director
Nick Bunick.......................     64      Director
Bruce L.A. Carter, Ph.D...........     55      Director
John W. Fara, Ph.D................     57      Director
James B. Hicks, Ph.D..............     53      Director
Joseph Rubinfeld, Ph.D............     67      Director

    DENIS R. BURGER, PH.D. has served as our Chief Executive Officer since January 1996, as our Chairman of the Board since 1998. From 1992 until
May 2000, he served as our President and from 1992 until 1995 as our Chief Operating Officer. Dr. Burger has also been a member of Sovereign Ventures, LLC, a biotechnology consulting and merchant banking venture, since 1991. Dr. Burger is a member of the Board of Directors of SuperGen, Inc. and Trinity Biotech, PLC. Dr. Burger received a B.A. in Bacteriology and Immunology from the University of California, Berkeley, and his M.S. and Ph.D. degrees in Microbiology and Immunology from the University of Arizona.

    ALAN P. TIMMINS has served as our President and Chief Operating Officer since May 2000, as our Chief Operating Officer since 1996, and as a director since 1997. He served as our Executive Vice President and Chief Financial Officer from 1992 until May 2000. Mr. Timmins received a B.B.A. in Accounting and Management from the University of Portland and an M.B.A. from Stanford University. He is a Certified Public Accountant.

    GORDON W. DUNCAN, PH.D. has served as our Vice President of Regulatory Affairs and Clinical Development of AVI since 1997. From 1991 to 1996, he was Vice President for Research and a Director of ProCyte Corporation, and previously served as Vice President for Administration of Upjohn Laboratories (now part of Pharmacia and Upjohn) for more than 20 years. He is a founding and current director of the Program for Appropriate Technology in Health, a Senior Project Officer with the Concept Foundation, and the Executive Vice President and Chief Operating Officer for Women's Capital Corporation. Dr. Duncan received a B.S. in Animal Husbandry from Cornell University and an M.S. and Ph.D. in Physiology from Iowa State University.

    PATRICK L. IVERSEN, PH.D. has served as our Senior Vice President of Research and Development and a director since 1997. From 1987 through 1997, Dr. Iversen was on staff at the University of Nebraska Medical Center, most recently as a Professor in the College of Medicine. Dr. Iversen, who has published extensively on antisense research and development, additionally served as a consultant to various pharmaceutical and biotechnology companies, including GLAXO Inc., Innovir Pharmaceuticals, Lynx Therapeutics, and Isis Pharmaceuticals, as well as to AVI, and he is a former member of the Leukemia Society of America Board of Directors. Dr. Iversen holds a B.S. in Biology from Westminster

College and a Ph.D. in Biochemical Pharmacology and Toxicology from the University of Utah, followed by post-doctoral work at the Eppley Institute for Research in Cancer and Allied Diseases.

    MARK M. WEBBER has served as our Chief Financial Officer since May 2000 and as our Controller since October 1997. From 1993 to 1997, he was Director of Finance for Pacific Rehabilitation and Sports Medicine, Inc. Mr. Webber holds a B.S. degree in accounting from the University of Oregon.

    DWIGHT D. WELLER, PH.D. has served as our Senior Vice President of Chemistry and Manufacturing since 1997, and as a director of AVI since 1991. He served as our Vice President of Research and Development of AVI from 1992 to 1997.
Dr. Weller received a B.S. in Chemistry from Lafayette College and a Ph.D. in Chemistry from the University of California at Berkeley, followed by postdoctoral work in Bio-Organic Chemistry at the University of Illinois.

    NICK BUNICK has served as a director since 1992. Mr. Bunick is the President and Chairman of the Board of three real estate development companies and one investment management company. Mr. Bunick received a B.S. in Business Administration and Marketing from the University of Florida.

    BRUCE L. A. CARTER, PH.D. has been a director of AVI since 1998. From 1997 to 1998, Dr. Carter was a director of ImmunoTherapy Corporation and a member of its Science Advisory Board from 1996 to 1998. He is Executive Vice President and Chief Science Officer of Novo Nordisk A/S in Copenhagen, Denmark and Seattle, Washington and President and CEO of ZymoGenetics, Inc. of Seattle, a wholly owned Novo Nordisk subsidiary, a position he also held from 1988 through 1993. Dr. Carter serves on several Boards of Directors, including Virginia Mason Hospital Research Center, Anergen, Inc., as well as Novo Nordisk A/S and ZymoGenetics, Inc. Dr. Carter received his Ph.D. in Microbiology from the University of London, where he was a member of Queen Elizabeth College. In 1996 he was elected to the Faculty of the University of Washington as Associate Professor of BioChemistry.

    JOHN W. FARA, PH.D. has served as a director of AVI since May 2000. He served as the President and Chief Executive Officer of Depot Med, Inc. a biopharmaceutical company, since 1996, and as its Chairman of the Board since April 2000. Between 1990 and 1996, he served as President and Chief Executive Officer of Avergen, Inc., a biotechnology company, and was President of Prototek, Inc., an early state pharmaceutical development company. Dr. Fara holds a B.S. in Biology from the University of Wisconsin and a Ph.D. in physiology from the University of California at Los Angeles.

    JAMES B. HICKS, PH.D. has served as a director of AVI since 1997. He has served as the Chief Executive Officer, Chief Scientist and a director of Hedral Therapeutics, Inc., a biotechnology company, since its founding in 1993.
Dr. Hicks received his B.A. degree in Biology from Willamette University and his Ph.D. in Molecular Biology from the University of Oregon, followed by post-doctoral research at Cornell University.

    JOSEPH RUBINFELD, PH.D. has served as a director of AVI since 1996. He has served as Chief Executive Officer, President, Chief Scientific Officer and a director of SuperGen, Inc. since its inception in 1991. He received his B.S. in Chemistry from C.C.N.Y., and his M.A. and Ph.D. degrees in Chemistry from Columbia University.

BOARD OF DIRECTORS

    We currently have eight directors, who serve until the expiration of their term or until their successor is duly elected or appointed. Our articles of incorporation and bylaws provide that if the number of directors is fixed at six or more, our directors are divided into two classes and serve for terms of two years, with one class being elected by the shareholders each year. Drs. Burger, Carter and Iversen and Mr. Bunick will serve until our 2001 annual meeting and Drs. Hicks, Rubinfeld and Weller and Mr. Timmins will serve until our 2002 annual meeting.

BOARD COMMITTEES

    Our executive committee currently consists of Drs. Burger and Weller and Mr. Timmins. The compensation committee currently consists of Drs. Carter and Hicks. The compensation committee reviews and makes recommendations regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors, including annual salaries, bonuses, stock options and other incentive compensation agreements. The compensation committee also administers our 1992 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan.

    The audit committee currently consists of Drs. Carter and Hicks. The audit committee reviews and monitors our corporate financial reporting and external audits, including our internal control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of our financial affairs.

DIRECTOR COMPENSATION

    Our non-employee directors currently receive, at the time they commence service on our Board of Directors, a non-qualified option to purchase 33,334 shares of our common stock at the fair market value of the common stock on the date of grant, which vests over four years. In addition, each outside director receives $1,000 for each Board meeting attended in person. We reimburse Drs. Carter, Fara and Rubinfeld for their expenses to attend our Board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee is currently, or has been at any time since the beginning of our last fiscal year, one of our officers or employees. Dr. Burger serves as a member and chairman of the Compensation Committee of SuperGen, Inc., of which our director Dr. Rubinfeld is Chief Executive Officer and Chairman of the Board. During the fiscal year ended December 31, 1999, none of our other executive officers served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation of our Chief Executive Officer and each of our three other most highly compensated executive officers, or the named executive officers, for the fiscal years ending December 31, 1999, 1998 and 1997.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                ANNUAL COMPENSATION          SECURITIES
                                           ------------------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR      SALARY     BONUS     OPTIONS/SARS   COMPENSATION(1)
---------------------------                --------   --------   --------   ------------   ---------------
Denis R. Burger, Ph.D ...................    1999     $250,400     --           --              $7,487
  President and Chief Executive              1998      240,400   $25,000       200,000           7,250
  Officer(2)                                 1997      216,650    25,000       100,000           3,558

Alan P. Timmins .........................    1999     $185,400     --           --              $5,537
  President, Chief Operating Officer and     1998      175,400   $25,000       135,000           4,662
  Chief Financial Officer(2)                 1997      130,400    25,000        50,000           2,265

Patrick L. Iversen, Ph.D ................    1999     $160,400     --           28,000          $4,787
  Senior Vice President of Research and      1998      150,400     --           56,000             851
  Development                                1997       39,634     --          100,000         --

Dwight D. Weller, Ph.D ..................    1999     $160,400     --           --              $4,787
  Senior Vice President of Chemistry and     1998      150,400     --           84,000           3,925
  Manufacturing                              1997      130,817     --           50,000           2,412

------------------------

(1) 401(k) company match.

(2) Dr. Burger resigned as President effective May 11, 2000 and Mr. Timmins was appointed President effective May 11, 2000. Mr. Timmins resigned as Chief Financial Officer effective May 11, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning options granted to the named executives during the year ended December 31, 1999, under AVI
BioPharma, Inc.'s 1992 Stock Incentive Plan.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                NUMBER OF     PERCENT OF                                  ANNUAL RATES
                                SECURITIES   TOTAL OPTIONS                            OF STOCK APPRECIATION
                                UNDERLYING      GRANTED      EXERCISE                  FOR OPTION TERM(2)
                                 OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------
NAME                            GRANTED(1)       1999          SHARE        DATE         5%          10%
----                            ----------   -------------   ---------   ----------   ---------   ---------
Patrick L. Iversen, Ph.D......    28,000         20.64%        $3.69     01/21/2009    $65,047    $164,735

------------------------

(1) All options granted in 1999 for Dr. Iversen become exercisable starting 12 months after the grant date, with one-quarter of the options becoming exercisable at that time with an additional one-quarter of the options becoming exercisable on the second, third and fourth anniversary dates of the option grant, respectively.

(2) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of our common stock compounded annually for a 10-year period. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the common stock will appreciate at any particular rate or at all in future years.

OPTION EXERCISES AND HOLDINGS

    The following table provides information, with respect to the named executive officers, concerning the exercise of options during the year ended December 31, 1999, and unexercised options held as of December 31, 1999. No options were exercised in 1999.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT               IN-THE-MONEY OPTIONS
                                                      DECEMBER 31, 1999          AT DECEMBER 31, 1999(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Denis R. Burger, Ph.D..........................    599,068         66,667        $314,761        --

Alan P. Timmins................................    246,667         45,000          59,800        --

Patrick L. Iversen, Ph.D.......................     78,000        106,000                       $48,930

Dwight D. Weller, Ph.D.........................    200,017         28,001          78,334        --

------------------------

(1) Represents the total gain which would be realized if all in-the-money options held at December 31, 1999 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the fair market value of $5.4375 per share at December 31, 1999. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

    James E. Summerton, Ph.D., our former President and Chief Scientific Officer and a former director, is the general partner of a partnership called Anti-Gene Development Group, or AGDG.

    On February 9, 1993, AGDG we entered into a Technology Transfer Agreement whereby effective May 19, 1993, AGDG conveyed to us all intellectual property in its control related to antisense technology. As part of the conveyance, we tendered to AGDG for liquidation all partnership units received under an exchange offer and received a 49.37% undivided interest in the intellectual property. We then purchased the remaining undivided interest in the intellectual property for future payments of 4.05% of gross revenues in excess of $200 million, if any, from sales of products by us which would, in the absence of the Technology Transfer Agreement, infringe a valid claim under any patent transferred to us. Our obligation to pay these technology fees with respect to a particular product terminates upon the expiration of all patents transferred to us pursuant to the Technology Transfer Agreement related to that product.

    Under a License and Option Agreement between AGDG and us dated February 9, 1993, we granted to AGDG a royalty-free nonexclusive license to use the intellectual property for internal research and development and to sell small quantities of products incorporating the intellectual property. In addition, if AGDG develops any specific prototype products which incorporate any of the intellectual property, we have the right to commercialize and market the products for future payments of 4.05% of gross revenues, in excess of the $200 million exemption for all products utilizing the intellectual property, to AGDG. If we elect not to commercialize the proposed AGDG product or fail to meet certain product development milestones, we are required to grant AGDG a license to develop and market the proposed product. We are entitled to payments for the AGDG license but only if the proposed product incorporates patented improvements developed by us to the intellectual property. The amount of the license fee payable to us by AGDG for products sold is covered by the Technology Transfer Agreement. AGDG also has the right to obtain an exclusive royalty-free license to use, develop, make, sell, distribute and sublicense products utilizing the intellectual property at any time we have less than 10 full-time employees engaged in developing, testing or marketing products based upon the intellectual property for a period of at least 180 consecutive days.

    In March 2000, AGDG and we amended the Technology Transfer Agreement to give to AGDG and Gene Tools LLC, a related organization of which Dr. Summerton is the primary shareholder, exclusive, non royalty-bearing rights to in vitro diagnostic applications of the intellectual property. In consideration for this amendment, Gene Tools paid us $1 million and reduced the royalty that we would pay to AGDG under the Technology Transfer Agreement on future sales of therapeutic products from 4.05% to 3.00%.

    On June 8, 1998, we loaned $440,000 to Mr. Jeffrey L. Lillard, a former Vice President and a former director, to assist Mr. Lillard with his relocation to Portland, Oregon. The indebtedness of Mr. Lillard to us was fully paid on March 31, 1999.

    In December 1999, we sold one million shares of our common stock to SuperGen, Inc., whose Chairman and Chief Executive Officer, Joseph Rubinfeld, Ph.D., sits on our Board of Directors. In exchange for the common stock, we received $2.5 million and 100,000 shares of SuperGen common stock. In connection with this transaction, we granted to SuperGen an exclusive negotiating period for certain rights to our Company's therapeutic cancer vaccine technology.

    In April 2000, we entered into an alliance with SuperGen, Inc. for shared development and marketing rights for Avicine. Under the terms of the agreement, SuperGen and we will equally share future clinical development and FDA registration costs and equally share profit from Avicine sales in the United States. Closing of this transaction will occur prior to the effectiveness of this offering.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the ownership of our common stock as of May 31, 2000, with respect to:

    - each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

    - each of our directors;

    - each of our named executive officers; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days of May 31, 2000, are deemed beneficially owned and outstanding for computing the percentage of the person holding the securities, but are not considered outstanding for computing the percentage of any other person.

                                                                 SHARES BENEFICIALLY OWNED
                                                              -------------------------------
                                                                          PERCENT    PERCENT
                                                                           BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        NUMBER     OFFERING   OFFERING
---------------------------------------                       ---------   --------   --------
The Tail Wind Fund, Ltd.(2) ................................  1,142,858      6.8%       5.8%
  Windermere House
  404 East Bay Street
  P.O. Box SS-5539
  Nassau, Bahamas

Joseph Rubinfeld, Ph.D.(3)(4) ..............................  1,025,000      6.1%       5.2%
  Two Annabel Lane #220
  San Ramon, CA 94583

SuperGen, Inc.(4) ..........................................  1,000,000      6.0%       5.1%
  Two Annabel Lane #220
  San Ramon, CA 94583

Denis R. Burger, Ph.D.(5) ..................................    733,886      4.4%       3.7%

Dwight D. Weller, Ph.D.(6) .................................    388,621      2.3%       2.0%

Alan P. Timmins(7) .........................................    298,958      1.8%       1.5%

Nick Bunick(8) .............................................    195,734      1.2%      *

Patrick L. Iversen, Ph.D.(9) ...............................    137,900     *          *

Bruce L.A. Carter, Ph.D.(10) ...............................     25,973     *          *

James B. Hicks, Ph.D.(11) ..................................     25,000     *          *

Gordon W. Duncan, Ph.D.(12) ................................     23,540     *          *

Mark M. Webber(13) .........................................     12,709     *          *

All directors and officers as a group (10 persons)(14) .....  2,867,321     17.2%      14.5

------------------------

   * Less than 1%.

 (1) Unless otherwise indicated, the address of each person in this table is c/o AVI BioPharma, Inc., 1 SW Columbia, Suite 1105, Portland, Oregon 97258.

 (2) Includes 214,286 shares subject to warrants exercisable within 60 days of May 31, 2000.

 (3) Includes 1,000,000 shares held by SuperGen, Inc. in which Dr. Rubinfeld is Chairman of the Board and Chief Executive Officer. Also includes 25,000 shares subject to options held by Dr. Rubinfeld exercisable within 60 days of May 31, 2000.

 (4) Excludes 1,684,211 shares of our common stock issuable upon the closing of our strategic alliance with SuperGen, Inc. to develop and market Avicine and a number of shares equal to up to 10% of our then-outstanding shares of common stock issuable upon the exercise of a warrant issuable to SuperGen, Inc. upon that closing.

 (5) Includes 34,434 shares held by Sovereign Ventures, LLC, a limited liability company in which Dr. Burger is a general partner. Also includes 534,161 shares subject to options exercisable within 60 days of May 31, 2000.

 (6) Includes 247,634 shares held jointly or by others over which Dr. Weller exercises voting and investment power, 134,000 shares subject to options exercisable by Dr. Weller and 14,609 shares subject to options exercisable by Dr. Weller's spouse within 60 days of May 31, 2000.

 (7) Includes 271,667 shares subject to options exercisable within 60 days of May 31, 2000.

 (8) Includes 50,667 shares held jointly or by others over which Mr. Bunick exercises voting and investment power and includes 33,334 shares subject to options exercisable within 60 days of May 31, 2000.

 (9) Includes 113,000 shares subject to options exercisable within 60 days of May 31, 2000.

 (10) Includes 25,973 shares subject to options exercisable within 60 days of May 31, 2000.

 (11) Includes 25,000 shares subject to options exercisable within 60 days of May 31, 2000.

 (12) Includes 22,540 shares subject to options exercisable within 60 days of May 31, 2000.

 (13) Includes 6,386 shares subject to options exercisable within 60 days of May 31, 2000.

 (14) Includes 1,205,670 shares subject to options exercisable within 60 days of May 31, 2000.

                           DESCRIPTION OF SECURITIES

    Our authorized capital consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share.

COMMON STOCK

    We are authorized to issue 50,000,000 shares of common stock. As of May 31, 2000, 16,711,757 shares of common stock were outstanding and were held of record by approximately 598 shareholders. Holders of common stock are entitled to one vote for each share at all meetings of our shareholders. Subject to preferences of preferred stockholders, common stockholders are entitled to receive ratably dividends declared by our board. Common stockholders have no preemptive, subscription, redemption or conversion rights. If we are liquidated or dissolved, common stockholders would share equally in our assets remaining after the payment of all our liabilities and the liquidation preference of any preferred stockholders.

PREFERRED STOCK

    Our Board of Directors is authorized to issue up to 2,000,000 shares of undesignated preferred stock. No shares of preferred stock have been issued. Our Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, as well as fix the number of shares, without any further vote or action by the shareholders. Our Board, without shareholder approval, may issue preferred stock with voting and conversion rights superior to the voting rights of the common shares. The preferred stock may also decrease the amount of earnings and assets distributed to common stockholders. Issuance of preferred stock may delay or prevent a change in control.

WARRANTS

    REPRESENTATIVE'S WARRANTS. On completion of this offering, we will issue stock purchase warrants that will entitle Paulson Investment Company, Inc., the representative of the underwriters for this offering, to purchase a number of shares of our common stock equal to 10% of the shares sold in this offering, exclusive of shares that may be sold pursuant to the underwriters' over-allotment option. The per share purchase price will be equal to 120% of the per share public offering price set forth on the cover page of this prospectus. These warrants will be exercisable for a period of four years commencing one year after the date of this prospectus. We have granted Paulson Investment Company, Inc. certain registration rights which, if exercised, will enable it to sell the shares received upon exercise of its warrants without restriction, commencing as early as one year following the completion of this offering.

    REPRESENTATIVES' WARRANTS. We issued 200,000 warrants to the representatives of the underwriters of our initial public offering to purchase 400,000 shares of our common stock. The representatives' warrants entitle the holders to acquire up to 200,000 units, each unit consisting of a share of common stock and a warrant to purchase a share of common stock for $10.80 per unit, and are exercisable until June 3, 2002. Each warrant initially entitles the holder to purchase one share of common stock at a price of $13.50. As of April 30, 2000, there were 142,500 representatives' warrants outstanding.

    NASDAQ WARRANTS. We have outstanding warrants to purchase 2,300,000 shares of our common stock that were issued in our initial public offering and are traded on the Nasdaq National Market under the symbol "AVIIW." These warrants are exercisable until June 3, 2002. We may redeem them at a price of $0.25 per warrant if the closing bid price of our common stock has been at least 200% of the warrant exercise price for 20 consecutive trading days. The initial exercise price of these warrants is $13.50.

    ITC MERGER WARRANTS. We have outstanding warrants to purchase 2,116,814 shares of our common stock that were issued in connection with our acquisition of ImmunoTherapy Corporation. These warrants are exercisable after September 15, 2000 and until May 15, 2003. We may redeem them at a price of $0.25 per warrant if the closing bid price of our common stock has been at least 200% of the exercise price for 20 consecutive trading days and the warrants have been exercisable. These warrants are traded on the Nasdaq National Market under the symbol "AVIIZ." The initial exercise price of these warrants is $13.50.

    OTHER WARRANTS. In December 1999, we issued 628,573 warrants to purchase common stock at $4.025 per share in a private placement to five institutional investors and the placement agent. A total of 557,144 are exercisable until December 20, 2004 and 71,429 are exercisable after December 20, 2000 and until December 20, 2004. We have also issued additional warrants to purchase 45,576 shares of our common stock. These warrants are currently exercisable and 21,667 do not have a termination date and 23,909 will expire on June 3, 2000.

STOCK OPTIONS

    A total of 3,200,000 shares of our common stock are reserved for issuance under our 1992 Stock Incentive Plan. As of May 31, 2000, we had outstanding 2,261,724 options to purchase shares under the 1992 Stock Incentive Plan.

    In 1998, we assumed the obligations under the 1997 Stock Option Plan of ImmunoTherapy Corporation. As of May 31, 2000, 180,804 options to purchase shares of our common stock were outstanding under the 1997 plan.

EMPLOYEE STOCK PURCHASE PLAN

    A total of 250,000 shares of our common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan. As of May 31, 2000, no shares had been issued under the plan.

RIGHTS OF CERTAIN SHAREHOLDERS TO ADDITIONAL STOCK OR REDEMPTION OF SHARES

    Holders of 1,857,147 shares of our common stock have the right to receive additional shares of our common stock without additional payment to us if we sell shares of our common stock, or engage in similar financing transactions, at a price of less than $3.50 per share prior to December 16, 2002. If the holdings of our stock by the group that has this right will exceed 20 percent of our outstanding common stock due to the issuance of new shares, we must redeem a sufficient number of the new shares to be issued at a price equal to $3.85 per share so that the holdings of this group do not exceed 20 percent.

REGISTRATION RIGHTS

    We are required to file a registration statement under the Securities Act covering the 2,116,814 shares of our common stock underlying the warrants that were issued in connection with our acquisition of ImmunoTherapy Corporation prior to the date those warrants become exercisable, or September 15, 2000. Upon the filing of that registration statement and after September 14, 2000, a person will be able to sell any shares received upon the exercise of the warrants without restriction.

OREGON CONTROL SHARES AND BUSINESS COMBINATION STATUTES

    We are subject to the Oregon Control Share Act. The Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation in a transaction that results in the acquiring person holding more than 20.0%, 33.3% or 50.0% of the total voting power of the corporation cannot vote the shares it acquires in the control share acquisition unless voting rights are accorded to the control shares by (1) a majority of each voting group entitled to vote and (2) the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiring person and shares held by our officers and inside directors. The terms acquiring person are broadly defined to include persons acting as a group.

    The acquiring person may, but is not required to, submit to us a statement setting forth certain information about the acquiring person and its plans with respect to us. The statement may also request that we call a special meeting of shareholders to determine whether voting rights will be accorded to the control shares. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders. If the acquiring person's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares which may not be less than the highest price per share by the acquiring person for the control shares.

    We are subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders. The Business Combination Act generally provides that if a person or entity acquires 15% or more of the voting stock of an Oregon corporation, the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in certain business combination transactions for three years following the date the person became an interested shareholder. Business combination transactions for this purpose include (1) a merger or plan of share exchange, (2) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation, and (3) certain transactions that result in the issuance of capital stock of the corporation to the interested shareholder. These restrictions do not apply if (1) the interested shareholder, as a result of the transaction in which such person became an interested shareholder, owns at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by directors who are officers and certain employee benefit plans, (2) the Board of Directors approves the share acquisition or business combination before the interested shareholder acquires 15% or more of the corporation's outstanding voting stock or (3) the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, disregarding shares owned by the interested shareholders, approve the transaction after the interested shareholder acquires 15% or more of the corporation's voting stock.

TRANSFER AGENT

    Our transfer agent and registrar is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Our common stock is listed on the Nasdaq National Market under the symbol "AVII." Future sales of substantial amounts of our common stock in the public market, following this offering, could adversely affect prevailing market prices and our ability to raise additional capital at a time and price favorable to us.

    Upon completion of this offering, we will have 19,711,757 shares of common stock outstanding, assuming no exercise of the over-allotment option granted to Paulson Investment Company, Inc. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates" as that term is used under the Securities Act of 1933, or the Securities Act. Of the 16,711,757 shares that will be held by our existing shareholders, a total of 13,967,514 are freely tradable without restriction. Of the remaining 2,744,243 shares, 1,661,651 are owned by officers or directors and will become eligible for sale 90 days after the date of this offering, but sales of such shares will be subject to certain volume limitations and manner of sale restrictions contained in Rule 144 under the Securities Act, which is summarized below. The remaining 1,082,592 shares are owned by former shareholders of ImmunoTherapy Corporation, which we acquired in 1998. These shares are subject to a lock-up which expires on September 15, 2000.

    As a condition of this offering, all officers and directors will agree with the underwriters that they will not sell any common stock owned by them for a period of 90 days after the effective date of this offering without the prior written consent of Paulson Investment Company, Inc. A total of 1,661,651 shares of common stock will be subject to this 90-day lock-up. Upon the expiration of the 90-day lock-up period, or earlier upon the consent of Paulson Investment Company, Inc., those shares will become eligible for sale subject to the volume and other restrictions of Rule 144.

    In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

OPTIONS AND WARRANTS

    As of May 31, 2000, a total of 3,200,000 shares were reserved for issuance under our 1992 Stock Incentive Plan and we had outstanding 2,261,724 options to purchase shares under the 1992 Stock Incentive Plan. In 1998, we assumed the obligations of ImmunoTherapy Corporation under its 1997 Stock Option Plan. As of May 31, 2000, options to purchase 180,804 shares were outstanding under this plan. A total of 250,000 shares have been reserved for issuance under our 2000 Employee Stock Purchase Plan. As of May 31, 2000, no shares had been issued under the plan. We have filed, or will file prior to the effectiveness of this offering, registration statements on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under these plans.

    We have outstanding warrants to purchase 5,433,463 shares of our common stock at initial exercise prices from $4.025 to $13.50 per share. A total of 3,142,144 of the shares of our common stock to be purchased on the exercise of these warrants are eligible for sale upon exercise. We intend to file a registration statement under the Securities Act covering 2,116,814 shares of common stock underlying certain of the warrants.

    On completion of this offering, we will issue stock purchase warrants that will entitle Paulson Investment Company, Inc., the representative of the underwriters for this offering, to purchase a number of our shares of common stock equal to 10% of the shares sold in this offering, exclusive of shares that may be sold pursuant to the underwriters' over-allotment option. The per share purchase price will be equal to 120% of the per share public offering price set forth on the cover page of this prospectus. These warrants will be exercisable for a period of four years commencing one year after the date of this prospectus. We have granted Paulson Investment Company, Inc. certain registration rights which, if exercised, will enable it to sell the shares received upon exercise of its warrants without restriction, commencing as early as one year following the completion of this offering.

                                  UNDERWRITING

    Paulson Investment Company, Inc. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of shares set forth opposite the name of each underwriter.

                                                              NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  ----------
Paulson Investment Company, Inc.............................
I-Bankers Securities, Inc...................................
                                                              ----------
    Total...................................................
                                                              ==========

    The underwriting agreement provides that the underwriters are obligated to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option, if any shares are purchased. The underwriting agreement also provides that the obligations of the several underwriters to pay for and accept delivery of the shares are subject to the approval of certain legal matters by counsel and certain other conditions. These conditions include the requirements that no stop order suspending the effectiveness of the registration statement is in effect and that no proceedings for such purpose have been instituted or threatened by the Securities and Exchange Commission.

    The representative has advised us that the underwriters propose to offer our shares to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of
not more than $      per share. The underwriters and selected dealers may
reallow a concession to other dealers, including the underwriters, of not more
than $      per share. After completion of the initial public offering of the shares, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

    The underwriters have informed us that they do not expect to confirm sales of ours shares offered by this prospectus to any accounts over which they exercise discretionary authority.

    OVER-ALLOTMENT OPTION

    Pursuant to the underwriting agreement, we have granted Paulson Investment Company, Inc. an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 450,000 shares on the same terms as the shares being purchased by the underwriters from us. Paulson Investment Company, Inc. may exercise the option solely to cover over-allotments, if any, in the sale of the shares that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be
$      , $      and $      , respectively.

    STABILIZATION AND OTHER TRANSACTIONS

    Until the distribution of the shares offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase shares. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the shares. Paulson Investment Company, Inc., on behalf of the underwriters, may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional shares as described above.

    - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

    In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the Nasdaq National Market or otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

    INDEMNIFICATION

    The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is therefore unenforceable.

    UNDERWRITERS' COMPENSATION

    We have agreed to sell the shares to the underwriters at the initial
offering price of $            , less the 7.25% underwriting discount. The
underwriting agreement also provides that upon the closing of the sale of the shares offered, Paulson Investment Company, Inc. will be paid a nonaccountable expense allowance equal to 2% of the gross proceeds from the sale of the shares offered by this prospectus, including the over-allotment option.

    We have also agreed to issue warrants to the representative to purchase from us up to 300,000 shares at an exercise price per share equal to 120% of the offering price per share. These warrants are exercisable during the four-year period beginning one year from the date of effectiveness of the registration statement. These warrants, and the securities underlying the warrants, are not transferable for one year following the effective date of the registration, except to an individual who is an officer or partner of an underwriter, by will or by the laws of descent and distribution, and are not redeemable. These warrants will have registration rights. We will cause the registration statement to remain effective until the earlier of the time that all of the representative's warrants have been exercised and the date which is five years after the effective date of this offering. The common stock issued to the representative upon exercise of these warrants will be freely tradable.

    The holders of the representative's warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized by the representative on the sale of the shares issuable upon exercise of the representative's warrants may be deemed to be additional underwriting compensation. The shares underlying the representative's warrants are being registered on the registration statement. During the term of the representative's warrants, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the representative's warrants are outstanding. At any time at which the representative's warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

    LOCK-UP AGREEMENTS

    Our officers and directors have agreed that, for a period of 90 days from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc., as the representative of the underwriters, which consent will not be unreasonably withheld.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus will be passed upon for us by Ater Wynne LLP, Portland, Oregon, our counsel. Certain legal matters will be passed upon for the underwriters by Weiss Jensen Ellis & Howard, P.C., Portland, Oregon, counsel to the underwriters.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999, for the three-year period ended December 31, 1999 and for the period from inception (July 22, 1980) to December 31, 1999 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our filings are available to the public over the Internet at the SEC's web site at "http://www.sec.gov." You can read and copy any document that we file with the SEC at the following public reference facilities:

Public Reference Room         New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.        7 World Trade Center          Citicorp Center
Room 1024                     Suite 1300                    500 West Madison Street
Washington, D.C. 20549        New York, NY 10048            Suite 1400
                                                            Chicago, IL 60661

    You can also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC's public reference facilities. You also can inspect copies of our filings at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

                             *      *      *      *

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

    Annual financial statements of the Company and the Report of Arthur Andersen LLP, Independent Public Accountants, are included on the pages indicated:

Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................     F-2

Consolidated Balance Sheets.................................     F-3

Consolidated Statements of Operations.......................     F-4

Consolidated Statement of Changes in Shareholders' Equity...     F-5

Consolidated Statements of Cash Flow........................     F-6

Notes to Consolidated Financial Statements..................     F-7

Financial statements for the quarterly period ended
  March 31, 2000

Interim financial statements of the Company are included on the pages indicated:

Consolidated Balance Sheets.................................    F-18

Consolidated Statements of Operations.......................    F-19

Consolidated Statements of Cash Flow........................    F-20

Notes to Consolidated Financial Statements..................    F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
  AVI BIOPHARMA, INC.

    We have audited the accompanying balance sheets of AVI BIOPHARMA, INC. (an Oregon corporation in the development stage) as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for the three years then ended and for the period from inception (July 22, 1980) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AVI BIOPHARMA, INC. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the three years then ended and for the period from inception (July 22, 1980) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen, LLP

Portland, Oregon
January 28, 2000

                              AVI BIOPHARMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
                                         ASSETS

Current Assets:
  Cash and cash equivalents.................................  $  8,683,005   $  8,510,020
  Short-term securities--available-for-sale.................     2,937,500        --
  Other current assets......................................        31,242        509,428
                                                              ------------   ------------
    Total Current Assets....................................    11,651,747      9,019,448
Property and Equipment, net of accumulated depreciation and
  amortization of $2,518,494 and $2,386,310.................       403,303        411,828
Patent Costs, net of accumulated amortization of $418,268
  and $305,310..............................................       844,731        730,960
Other Assets................................................        29,847         29,847
                                                              ------------   ------------
    Total Assets............................................  $ 12,929,628   $ 10,192,083
                                                              ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $    727,673   $    891,928
  Accrued liabilities.......................................       312,481        294,471
                                                              ------------   ------------
    Total Current Liabilities...............................     1,040,154      1,186,399

Shareholders' Equity:
  Preferred stock, $.0001 par value, 2,000,000 shares
    authorized; none issued and outstanding.................       --             --
  Common stock, $.0001 par value, 50,000,000 shares
    authorized; 16,236,428 and 13,346,166 issued and
    outstanding.............................................         1,624          1,335
  Additional paid-in capital................................    62,901,227     51,779,785
  Accumulated other comprehensive income....................        40,500        --
  Deficit accumulated during the development stage..........   (51,053,877)   (42,775,436)
                                                              ------------   ------------
    Total Shareholders' Equity..............................    11,889,474      9,005,684
                                                              ------------   ------------
    Total Liabilities and Shareholders' Equity..............  $ 12,929,628   $ 10,192,083
                                                              ============   ============

      The accompanying notes are an integral part of these balance sheets.

                              AVI BIOPHARMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                YEAR ENDED DECEMBER 31,              JULY 22, 1980
                                        ----------------------------------------     (INCEPTION) TO
                                           1999           1998          1997       DECEMBER 31, 1999
                                        -----------   ------------   -----------   ------------------
Revenues, from grants and research
  contracts...........................  $    17,024   $    120,351   $    14,345      $    841,217
Operating expenses:
  Research and development............    6,672,027      6,306,860     2,737,172        24,727,633
  General and administrative..........    1,745,491      1,621,381     1,282,214         9,198,668
  Acquired in-process research and
    development.......................       71,874     19,473,154       --             19,545,028
                                        -----------   ------------   -----------      ------------
                                          8,489,392     27,401,395     4,019,386        53,471,329
Other Income:
  Interest income, net................      193,927        547,081       389,051         1,479,485
  Realized gain on sale of short-term
    investments.......................      --             --            --                 96,750
                                        -----------   ------------   -----------      ------------
                                            193,927        547,081       389,051         1,576,235
                                        -----------   ------------   -----------      ------------
Net loss..............................  $(8,278,441)  $(26,733,963)  $(3,615,990)     $(51,053,877)
                                        ===========   ============   ===========      ============
Net loss per share--basic and
  diluted.............................  $     (0.62)  $      (2.27)  $     (0.36)
                                        ===========   ============   ===========
Weighted average number of common
  shares outstanding for computing
  basic and diluted loss per share....   13,440,205     11,801,453    10,078,962
                                        ===========   ============   ===========

        The accompanying notes are an integral part of these statements.

                              AVI BIOPHARMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                       DEFICIT
                                                                                     ACCUMULATED     ACCUMULATED
                                                  COMMON STOCK        ADDITIONAL        OTHER         DURING THE        TOTAL
                                PARTNERSHIP   ---------------------     PAID-IN     COMPREHENSIVE    DEVELOPMENT    SHAREHOLDERS'
                                   UNITS        SHARES      AMOUNT      CAPITAL         INCOME          STAGE          EQUITY
                                -----------   ----------   --------   -----------   --------------   ------------   -------------
BALANCE AT JULY 22, 1980
  (Inception)                     $--             --        $--       $   --           $--           $   --         $    --
Issuance of partnership units,
  warrants and common stock...     3,615       5,972,916       598     15,715,254       --               --           15,715,852
Compensation expense related
  to issuance of warrants for
  common stock and partnership
  units.......................     --             --         --           537,353       --               --              537,353
Exercise of warrants for
  partnership units and common
  stock.......................        42       1,164,263       116        179,036       --               --              179,152
Conversion of debt into common
  stock and partnership
  units.......................         9           9,634         1         87,859       --               --               87,860
Issuance of common stock in
  exchange for partnership
  units.......................    (1,810)      1,632,950       163           (163)      --               --              --
Withdrawal of partnership net
  assets upon conveyance of
  technology..................    (1,856)         --         --          (176,642)      --               --             (176,642)
Common stock subject to
  rescission..................     --         (1,292,973)     (129)    (3,121,836)      --               --           (3,121,965)
Net loss......................     --             --         --           --            --           (12,425,483)    (12,425,483)
                                  ------      ----------    ------    -----------      -------       ------------   ------------
BALANCE AT DECEMBER 31,
  1996........................     --          7,486,790       749     13,220,861       --           (12,425,483)        796,127
Exercise of warrants for
  common stock................     --             50,000         5          5,010       --               --                5,015
Exercise of options for common
  stock.......................     --             59,903         6        281,804       --               --              281,810
Issuance of common stock and
  warrants for cash, $9.00 per
  unit, net of offering
  costs.......................     --          2,300,000       230     18,017,400       --               --           18,017,630
Reclassified upon completion
  of rescission offering......     --          1,228,924       123      2,833,047       --               --            2,833,170
Net loss......................     --             --         --           --            --            (3,615,990)     (3,615,990)
                                  ------      ----------    ------    -----------      -------       ------------   ------------
BALANCE AT DECEMBER 31,
  1997........................     --         11,125,617     1,113     34,358,122       --           (16,041,473)     18,317,762
Exercise of warrants for
  common stock................     --             34,567         3         17,922       --               --               17,925
Exercise of options for common
  stock.......................     --             35,990         4        166,944       --               --              166,948
Issuance of common stock and
  warrants for the acquisition
  of ImmunoTherapy
  Corporation.................     --          2,132,592       213     17,167,199       --               --           17,167,412
Issuance of common stock for
  consulting services, $4.00
  per share...................     --             17,400         2         69,598       --               --               69,600
Net loss......................     --             --         --           --            --           (26,733,963)    (26,733,963)
                                  ------      ----------    ------    -----------      -------       ------------   ------------
BALANCE AT DECEMBER 31,
  1998........................     --         13,346,166    $1,335    $51,779,785      $--           $(42,775,436)  $  9,005,684
Exercise of warrants for
  common stock................     --             16,667         2              3       --               --                    5
Exercise of options for common
  stock.......................     --             16,448         1         66,722       --               --               66,723
Issuance of common stock and
  warrants for cash and
  securities, net of offering
  costs.......................     --          2,857,147       286     11,054,717       --               --           11,055,003
Unrealized gain on short-term
  securities--
  available-for-sale..........     --             --         --           --            40,500           --               40,500
Net loss......................     --             --         --           --            --            (8,278,441)     (8,278,441)
                                  ------      ----------    ------    -----------      -------       ------------   ------------
BALANCE AT DECEMBER 31,
  1999........................     --         16,236,428    $1,624    $62,901,227      $40,500       $(51,053,877)  $ 11,889,474
                                  ======      ==========    ======    ===========      =======       ============   ============

                              AVI BIOPHARMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                     FOR THE PERIOD
                                                                 YEAR ENDED DECEMBER 31,              JULY 22, 1980
                                                         ----------------------------------------    (INCEPTION) TO
                                                            1999           1998          1997       DECEMBER 31, 1999
                                                         -----------   ------------   -----------   -----------------
Cash flows from operating activities:
Net loss...............................................  $(8,278,441)  $(26,733,963)  $(3,615,990)    $(51,053,877)
  Adjustments to reconcile net loss to net cash flows
    used in operating activities:
      Depreciation and amortization....................      313,238        223,186       467,250        3,053,531
      Realized gain on sale of short-term investments--
        available for sale.............................      --             --            --               (96,750)
      Compensation expense on issuance of common stock
        and partnership units..........................      --              69,600       --               251,992
      Compensation expense on issuance of options and
        warrants to purchase common stock or
        partnership units..............................      --             --            --               562,353
      Conversion of interest accrued to common stock...      --             --            --                 7,860
      Acquired in-process research and development.....       71,874     19,473,154       --            19,545,028
      (Increase) decrease in:
        Other current assets...........................      478,186       (490,386)        9,213          (31,242)
        Other assets...................................      --             --            --               (29,847)
      Net increase (decrease) in accounts payable and
        accrued liabilities............................     (146,245)       721,947       133,645        1,040,154
                                                         -----------   ------------   -----------     ------------
          Net cash used in operating activities........   (7,561,388)    (6,736,462)   (3,005,882)     (26,750,798)

Cash flows from investing activities:
  Proceeds from sale or redemption of short-term
    investments........................................      --             --             30,000          247,750
  Purchase of property and equipment...................     (135,075)      (109,657)     (323,798)      (2,981,886)
  Patent costs.........................................     (283,409)      (264,434)     (128,877)      (1,319,679)
  Acquisition costs....................................      (71,874)    (2,203,236)     (102,506)      (2,377,616)
                                                         -----------   ------------   -----------     ------------
          Net cash used in investing activities........     (490,358)    (2,577,327)     (525,181)      (6,431,431)

Cash flows from financing activities:
  Proceeds from sale of common stock, warrants, and
    partnership units, net of offering costs, and
    exercise of options and warrants...................    8,224,731        184,873    18,447,565       42,250,671
  Buyback of common stock pursuant to rescission
    offering...........................................      --             --           (288,795)        (288,795)
  Withdrawal of partnership net assets.................      --             --            --              (176,642)
  Issuance of convertible debt.........................      --             --            --                80,000
                                                         -----------   ------------   -----------     ------------
          Net cash provided by financing activities....    8,224,731        184,873    18,158,770       41,865,234
Increase (decrease) in cash and cash equivalents.......      172,985     (9,128,916)   14,627,707        8,683,005

Cash and cash equivalents:
  Beginning of period..................................    8,510,020     17,638,936     3,011,229         --
                                                         -----------   ------------   -----------     ------------
  End of period........................................  $ 8,683,005   $  8,510,020   $17,638,936     $  8,683,005
                                                         ===========   ============   ===========     ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  AND FINANCING ACTIVITIES:
    Short-term securities--available-for-sale received
      in connection with the private offering..........  $ 2,897,000   $    --        $   --          $  2,897,000
    Unrealized gain on short-term securities--
      available-for-sale...............................  $    40,500   $    --        $   --          $     40,500

        The accompanying notes are an integral part of these statements

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF BUSINESS:

    AVI BioPharma, Inc. (the Company) was incorporated in the State of Oregon on July 22, 1980. The mission of the Company is to develop and commercialize therapeutic products based upon antisense and cancer immunotherapy technology.

    Through May 1993, the financial statements included the combined accounts of the Company and ANTI-GENE DEVELOPMENT GROUP, a limited partnership (AGDG or the Partnership) founded in 1981 and registered in the State of Oregon. Substantially all income generated and proceeds from the Partnership unit sales have been paid to the Company under the terms of research and development contracts entered into by the Partnership and the Company. Significant transactions between the Company and the Partnership have been eliminated.

    In March 1993, the Company offered to all partners in the Partnership the opportunity to exchange their partnership units or warrants to purchase partnership units (unit warrants) for common stock or warrants to purchase common stock. Under the terms of the offer, which was completed May 1, 1993, each partner could elect to exchange each unit held or unit warrant held for 1,100 shares of common stock or warrants to purchase 1,100 shares of common stock of the Company, respectively. Total shares and warrants to purchase shares issued in the exchange offer were 1,632,950 and 381,700, respectively.

    Effective May 19, 1993, the Company and the Partnership entered into a Technology Transfer Agreement wherein the Partnership conveyed all intellectual property in its control to the Company. As part of the conveyance, the Company tendered to the Partnership for liquidation all partnership units received pursuant to the exchange offer and received a 49.37 percent undivided interest in the intellectual property. The Company then purchased the remaining undivided interest in the intellectual property for rights to payments of 4.05 percent of gross revenues in excess of $200 million, from sales of products, which would, in the absence of the Technology Transfer Agreement, infringe a valid claim under any patent transferred to the Company. The Company also granted to the Partnership a royalty-bearing license to make, use and sell small quantities of product derived from the intellectual property for research purposes only.

    In March 2000, the Company and AGDG amended the Technology Transfer Agreement to give to AGDG and Gene Tools LLC, a related organization, exclusive, non royalty-bearing rights to in vitro diagnostic applications of the intellectual property. In consideration for this amendment, Gene Tools paid the Company $1 million and reduced the royalty that the Company would pay to AGDG under the Technology Transfer Agreement on future sales of therapeutic products from 4.05% to 3.00%.

    The remaining net assets of the Partnership, $176,642 of cash, were no longer combined with those of the Company in May 1993. Under the terms of the Technology Transfer Agreement, the Partnership ceased active sales of partnership units and income generating activities and no longer will enter into research and development contracts with the Company. The Partnership currently exists primarily for the purpose of collecting potential future payments from the Company as called for in the Technology Transfer Agreement.

    Beginning in 1991, the Company changed its fiscal year from a fiscal year ending on October 31, to a calendar year. The new fiscal year was adopted prospectively.

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND NATURE OF BUSINESS: (CONTINUED)
    The Company is in the development stage. Since its inception in 1980 through December 31, 1999, the Company has incurred losses of approximately
$51 million, substantially all of which resulted from expenditures related to research and development, general and administrative expenses and a one-time charge in 1998 of $19,473,154 for acquired in-process research and development reflecting the acquisition of ImmunoTherapy Corporation. The Company has not generated any material revenue from product sales to date, and there can be no assurance that revenues from product sales will be achieved. Moreover, even if the Company does achieve revenues from product sales, the Company nevertheless expects to incur operating losses over the next several years.

    The financial statements have been prepared assuming that the Company will continue as a going concern. The Company's ability to achieve a profitable level of operations in the future will depend in large part on its completing product development of its cancer vaccine, antisense and/or drug delivery products, obtaining regulatory approvals for such products and bringing these products to market. During the period required to develop these products, the Company will require substantial financing. There is no assurance that such financing will be available when needed or that the Company's planned products will be commercially successful. If necessary, the Company's management will curtail expenditures in an effort to conserve operating funds.

    The likelihood of the long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new pharmaceutical products, competitive factors in the marketplace as well as the burdensome regulatory environment in which the Company operates. There can be no assurance that the Company will ever achieve significant revenues or profitable operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Approximately
$2.5 million of the Company's cash balance at December 31, 1999 is subject to return to a certain investor by March 31, 2000 if that investor returns to the Company 500,000 of the Company's shares of common stock. Management believes that the possibility of such a return of cash is remote given the marketability of the shares and their current per share price.

SHORT-TERM SECURITIES--AVAILABLE-FOR-SALE

    The Company accounts for its short-term securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities"

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
(SFAS 115). As such, the Company has classified its investment securities as available-for-sale and, accordingly, such investment securities are stated on the balance sheet at their fair market value, which exceeded cost by $40,500 at December 31, 1999. The unrealized difference between the cost and the fair market value of these securities has been reflected as a separate component of shareholders' equity. These short-term securities included common stock with a fair value of $2,937,500 at December 31, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, generally five years, using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

PATENT COSTS

    Patent costs consist primarily of legal and filing fees incurred to file patents on proprietary technology developed by the Company. Patent costs are amortized on a straight-line basis over the shorter of the estimated economic lives or the legal lives of the patents, generally 17 years.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"
(SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recorded based on the tax effected difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, referred to as temporary differences, using enacted marginal income tax rates.

NET LOSS PER SHARE

    Basic EPS is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding. Given that the Company is in a loss position, there is no

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) difference between basic EPS and diluted EPS since the common stock equivalents would be antidilutive.

YEAR ENDED DECEMBER 31,                                    1999           1998          1997
-----------------------                                 -----------   ------------   -----------
Net loss..............................................  $(8,278,441)  $(26,733,963)  $(3,615,990)
Weighted average number of shares of common stock and
  common stock equivalents outstanding:
Weighted average number of common shares outstanding
  for computing basic earnings per share..............   13,440,205     11,801,453    10,078,962
Dilutive effect of warrants and stock options after
  application of the treasury stock method............       *             *              *
                                                        -----------   ------------   -----------
Weighted average number of common shares outstanding
  for computing diluted earnings per share............   13,440,205     11,801,453    10,078,962
                                                        ===========   ============   ===========
Net loss per share--basic and diluted.................  $     (0.62)  $      (2.27)  $     (0.36)
                                                        ===========   ============   ===========

------------------------

* The following common stock equivalents are excluded from earnings per share calculation as their effect would have been antidilutive:

    YEAR ENDED DECEMBER 31,                                     1999        1998        1997
    -----------------------                                   ---------   ---------   ---------
    Warrants and stock options..............................  7,722,621   7,102,242   4,073,309

SEGMENT REPORTING

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information. Based upon definitions contained within SFAS 131, the Company has determined that it operates in one segment.

COMPREHENSIVE INCOME

    The Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income. Comprehensive income includes charges or credits to equity that did not result from transactions with shareholders. SFAS No. 130 became effective during 1998. The Company's only component of "other comprehensive income" is unrealized gain on short-term securities available-for-sale.

RECENT PRONOUNCEMENTS

    In June 1999, Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 137). SFAS 137 is an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities." SFAS 137 is effective for the Company beginning January 1, 2001.

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
The Company currently does not have any derivative instruments and, accordingly, does not expect the adoption of SFAS 137 to have an impact on its results of operations or financial position.

3.  SHAREHOLDERS' EQUITY:

    In March 1996, the Company commenced a private offering wherein 712,500 shares of common stock were sold for net proceeds of $4,031,532, which included warrants to purchase 60,201 shares of common stock at $9.00 per share. These warrants are exercisable through the earlier of five years from issuance or three years from the filing for an initial public offering.

    In November 1996, the shareholders approved a reverse split of the Company's outstanding Common Stock on the basis of one share for each three shares of the then-outstanding common stock. The share information in the accompanying financial statements has been retroactively restated to reflect the reverse split. The Common Stock continues to have $.0001 par value. The shareholders approved the authorization of a new class of preferred stock which includes 2,000,000 shares at $.0001 par value.

    In May 1997, as a condition to its planned initial public offering, the Company offered to holders of 1,292,973 shares of its common stock, the right to rescind their purchase of shares of the Company's common stock. In July 1997, the Company completed its rescission offering to certain shareholders. In this offering, the Company repurchased 64,049 shares of its common stock for payments totaling $408,419, which included interest expense of $119,624.

    In June 1997, in its initial public offering, the Company sold 2,000,000 units (the Units), each Unit consisting of one share of the Company's common stock, and one warrant to purchase one share of common stock for $13.50. The Units separated immediately following issuance and now trade only as separate securities. Net proceeds of $15,555,230 were received by the Company.

    In July 1997, the Company's Underwriters exercised their over-allotment option and purchased 300,000 additional Units at $9 per Unit, the initial public offering price. Proceeds of $2,462,400 were received by the Company.

    In December 1999, the Company completed a private offering with institutional investors and an equity sale to a prospective corporate partner. In the private offering, 1,857,147 shares of common stock and 628,573 warrants to purchase common stock at $4.025 per share were issued. Substantially all of the warrants issued in connection with the private placement are currently exercisable and expire in five years. Net proceeds of $5,808,003 were received. In the equity sale to the prospective corporate partner, 1,000,000 shares were issued in exchange for net proceeds of $5,247,000 in cash and securities including 100,000 shares of the prospective corporate partner's common stock. Subsequent to December 31, 1999, the shares received from the prospective corporate partner were registered and have no restrictions.

    At December 31, 1999, the Company had two stock option plans, the 1992 Stock Incentive Plan and the 1997 Stock Option Plan (the Plans). The 1992 Plan provides for the issuance of incentive stock options to its employees and nonqualified stock options, stock appreciation rights and bonus rights to employees, directors of the Company and consultants. The 1997 Plan provides for the assumption of the ImmunoTherapy Options under the Merger Agreement. The Company has reserved 2,314,193

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  SHAREHOLDERS' EQUITY: (CONTINUED)
shares of common stock for issuance under the Plans. Options issued under the Plans generally vest ratably over four years and expire five to ten years from the date of grant.

    The Financial Accounting Standards Board has issued SFAS 123, which defines a fair value based method of accounting for an employee stock option and similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board Opinion
No. 25 (APB 25). Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income (loss) and, if presented, earnings
(loss) per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted. The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 1999 and 1998 using the Black-Scholes options pricing model as prescribed by SFAS 123 using the following weighted average assumptions for grants:

YEAR ENDED DECEMBER 31,                                         1999       1998       1997
-----------------------                                       --------   --------   --------
Risk-free interest rate.....................................    6.25%      6.25%      6.25%
Expected dividend yield.....................................       0%         0%         0%
Expected lives..............................................  6 Years    6 Years    6 Years
Expected volatility.........................................      91%        76%        56%

    Using the Black-Scholes methodology, the total value of options granted during 1999, 1998 and 1997 was $366,767, $3,043,771 and $1,984,033,
respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically four years). The weighted average fair value of options granted during 1999, 1998 and 1997 was $2.70, $4.08 and $3.95, respectively. Included in options granted during 1998, are options assumed in connection with the ImmunoTherapy Corporation acquisition as discussed in
Note 6. As the fair value of the assumed options was recorded as part of the purchase price allocation, these assumed options have not been included in the SFAS 123 fair value calculation.

    If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net income and net income per share would approximate the pro forma disclosures below:

                                            1999                         1998                         1997
                                  -------------------------   ---------------------------   -------------------------
FOR THE YEAR ENDED DECEMBER 31,   AS REPORTED    PRO FORMA    AS REPORTED     PRO FORMA     AS REPORTED    PRO FORMA
-------------------------------   -----------   -----------   ------------   ------------   -----------   -----------
Net loss.....................     $(8,278,441)  $(9,867,318)  $(26,733,963)  $(28,791,068)  $(3,615,990)  $(4,949,440)

Net loss per share--basic and
  diluted....................     $     (0.62)  $     (0.73)  $      (2.27)  $      (2.44)  $     (0.36)  $     (0.49)

    The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards are anticipated in future years.

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  SHAREHOLDERS' EQUITY: (CONTINUED)
    A summary of the status of the Company's stock option plans and changes are presented in the following table:

                                             1999                         1998                         1997
                                  --------------------------   --------------------------   --------------------------
                                                 WEIGHTED                     WEIGHTED                     WEIGHTED
                                                 AVERAGE                      AVERAGE                      AVERAGE
FOR THE YEAR ENDED DECEMBER 31,    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
-------------------------------   ---------   --------------   ---------   --------------   ---------   --------------
Options outstanding at beginning
  of year......................   2,136,894        $5.32       1,240,209        $5.30       1,123,838        $4.73
Granted........................     135,631         3.47         971,856         5.29         502,361         6.51
Exercised......................     (16,448)        4.06         (35,990)        4.64         (59,903)        4.70
Canceled.......................     (60,710)        3.43         (39,181)        4.65        (326,087)        5.29
                                  ---------        -----       ---------        -----       ---------        -----
Options outstanding at end of
  year.........................   2,195,367         5.27       2,136,894         5.32       1,240,209         5.30
                                  =========        =====       =========        =====       =========        =====
Exercisable at end of year.....   1,752,226        $5.17       1,428,798        $5.05         980,206        $5.01
                                  =========        =====       =========        =====       =========        =====

    At December 31, 1999, 118,826 shares were available for future grant.

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                           WEIGHTED AVERAGE
                 OUTSTANDING SHARES AT   REMAINING CONTRACTUAL   EXERCISABLE
EXERCISE PRICE     DECEMBER 31, 1999         LIFE (YEARS)          OPTIONS
--------------   ---------------------   ---------------------   -----------
0.04$.....               12,600                   5.93              12,600
3.31.....                97,631                   6.05              60,139
3.69.....                33,000                   8.30               5,000
3.75.....                33,334                   8.92               8,333
3.81.....               134,768                   5.50              86,268
3.97.....               199,696                   6.17             197,176
4.56.....               576,580                   2.50             576,580
4.95.....               129,843                   4.98             129,843
5.00.....                 5,000                   4.95              --
6.00.....                79,543                   5.83              52,875
6.38.....               239,007                   7.36             214,007
6.63.....               520,992                   8.03             340,199
6.69.....               100,000                   7.70              50,000
7.94.....                 5,040                   3.02               5,040
8.13.....                28,333                   7.84              14,166

    The Company has also issued warrants for the purchase of common stock in conjunction with financing and compensation arrangements. The value of warrants granted in 1999 have not been considered in the fair value based method of accounting defined in SFAS 123 as such warrant grants related to the raising of additional equity. Of the 2,166,814 warrants granted during 1998, 2,116,814 were in connection with the ImmunoTherapy Corporation acquisition as discussed in
Note 6. The fair

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  SHAREHOLDERS' EQUITY: (CONTINUED)
value of such warrants was considered in the purchase price of ImmunoTherapy Corporation and therefore has not been considered in the fair value based method of accounting defined in SFAS 123. A summary of the status of the Company's warrants and changes are presented in the following table:

                                            1999                         1998                         1997
                                 --------------------------   --------------------------   --------------------------
                                                WEIGHTED                     WEIGHTED                     WEIGHTED
FOR THE YEAR                                    AVERAGE                      AVERAGE                      AVERAGE
ENDED DECEMBER 31,                SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
------------------               ---------   --------------   ---------   --------------   ---------   --------------
Warrants outstanding at
  beginning of year............  4,965,348       $13.17       2,833,101       $12.88         427,434       $ 4.42
Granted........................    628,573        4.025       2,166,814        13.36       2,700,000        13.30
Exercised......................    (16,667)      0.0003         (34,567)        0.54         (50,000)        0.10
Canceled.......................    (50,000)        7.25          --           --            (244,333)        5.39
                                 ---------       ------       ---------       ------       ---------       ------
Warrants outstanding at end of
  year.........................  5,527,254        12.22       4,965,348        13.17       2,833,101        12.88
                                 =========       ======       =========       ======       =========       ======
Exercisable at end of year.....  5,455,825       $12.33       4,965,348       $13.17       2,433,101       $12.99
                                 =========       ======       =========       ======       =========       ======

    In connection with the initial public offering, the Company authorized the issuance of the Underwriters' Warrants (the Warrants) and reserved 400,000 shares of Common Stock for issuance upon exercise of such Warrants (including the warrants to purchase common stock issuable upon exercise of the Warrants). The Warrants entitle the holder to acquire up to an aggregate of 200,000 Units at an exercise price of $10.80 per Unit and are currently exercisable and expire June 2002. Each Unit consists of one share of Common Stock and one redeemable warrant. Each warrant initially entitles the holder thereof to purchase one share of Common Stock at a price of $13.50 per share.

    The following table summarizes information about warrants outstanding at December 31, 1999:

              OUTSTANDING        WEIGHTED AVERAGE
EXERCISE      WARRANTS AT      REMAINING CONTRACTUAL
 PRICE     DECEMBER 31, 1999       LIFE (YEARS)        EXERCISABLE WARRANTS
--------   -----------------   ---------------------   --------------------
$0.0003..         16,667               Varies                  16,667
1.14...            5,000               Varies                   5,000
4.025..          628,573                 4.97                 557,144
9.00...           60,200                 0.42                  60,200
10.80..          200,000                 2.42                 200,000
13.50..        4,616,814               Varies               4,616,814

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  INCOME TAXES:

    At December 31, 1999 and 1998, the Company had federal and state tax net operating loss carryforwards of approximately $30,700,000 and $23,900,000, respectively. The difference between the operating loss carryforwards on a tax basis and a book basis is due principally to differences in depreciation, amortization, and treatment of research and development costs. The federal carryforwards began to expire in 1997 and the state carryforwards will begin to expire in 2008, if not otherwise used. Of this $30,700,000, approximately $4,150,000 relates to net operating losses assumed as part of the ImmunoTherapy Corporation acquisition. Utilization of such losses is limited to approximately $1,200,000 per year. In addition, the Internal Revenue Code rules under
Section 382 could limit the future use of the remaining $26,550,000 in losses based on ownership changes and the value of the Company's stock.

    The Company had a net deferred tax asset of $13,203,000 and $10,566,000 at December 31, 1999 and 1998, primarily from net operating loss carryforwards. A valuation allowance was recorded to reduce the net deferred tax asset to zero. The net change in the valuation allowance for deferred tax assets was an increase of approximately $2,637,000 and $4,306,000 for the years ended December 31, 1999 and 1998, respectively, mainly due to the increase in the net operating loss carryforwards.

    An analysis of the deferred tax assets and liabilities as of December 31, 1999, is as follows:

                                         DEFERRED TAX   DEFERRED TAX
                                            ASSET        LIABILITY        TOTAL
                                         ------------   ------------   ------------
Net operating loss carryforwards.......  $12,278,000      $ --         $ 12,278,000
Depreciation...........................        2,000        --                2,000
Research and development tax credits...    1,261,000        --            1,261,000
Patent costs...........................      --            (338,000)       (338,000)
                                         -----------      ---------    ------------
                                         $13,541,000      $(338,000)     13,203,000
                                         ===========      =========
Valuation allowance....................                                 (13,203,000)
                                                                       ------------
                                                                       $    --
                                                                       ============

    An analysis of the deferred tax assets and liabilities as of December 31, 1998, is as follows:

                                         DEFERRED TAX   DEFERRED TAX
                                            ASSET        LIABILITY        TOTAL
                                         ------------   ------------   ------------
Net operating loss carryforwards.......  $ 9,569,000      $ --         $  9,569,000
Depreciation...........................        4,000        --                4,000
Research and development tax credits...    1,285,000        --            1,285,000
Patent costs...........................      --            (292,000)       (292,000)
                                         -----------      ---------    ------------
                                         $10,858,000      $(292,000)     10,566,000
                                         ===========      =========
Valuation allowance....................                                 (10,566,000)
                                                                       ------------
                                                                       $    --
                                                                       ============

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  LEASE OBLIGATIONS:

    The Company leases office and laboratory facilities under various noncancelable operating leases through December 2004. Rent expense under these leases was $322,000, $293,000 and $313,000 for the years ended December 31, 1999, 1998 and 1997, respectively, and $1,762,000 for the period from July 22, 1980 through December 31, 1999.

    At December 31, 1999, the aggregate noncancelable future minimum payments under these leases are as follows:

Year ending December 31,
2000........................................................  $  319,000
2001........................................................     327,000
2002........................................................     335,000
2003........................................................     319,000
2004........................................................     281,000
Thereafter..................................................      --
                                                              ----------
Total minimum lease payments................................  $1,581,000
                                                              ==========

6.  ACQUISITION:

    On September 15, 1998, the Company acquired all of the equity of ImmunoTherapy Corporation (ITC), a privately held biotechnology company based in Seattle, Washington. The purchase consideration consisted of 2,132,592 shares of AVI BioPharma common stock and 2,116,814 warrants to purchase AVI BioPharma common stock. The transaction was accounted for as a purchase. In connection with the purchase price allocation, the Company estimated that substantially all of the intangible assets consist of research and development projects in process. At that time, the development of these projects had not reached technology feasibility and the technology was believed to have no alternative future use. In accordance with generally accepted accounting principles, a one-time charge for acquired in-process research and development of $19,473,154, or $1.65 per share, has been reflected in the accompanying financial statements.

    The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the expected product sales of such products, and discounting the net cash flows to their present value using a risk-adjusted discount rate.

    Remaining development efforts for the acquired R&D projects include various stages of clinical testing and development work to manufacture the product in accordance with functional and commercial specifications. If none of these products is successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

                              AVI BIOPHARMA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  ACQUISITION: (CONTINUED)
Unaudited pro forma combined statements of operations assume the ITC acquisition occurred at beginning of each period and include acquired in-process research and development are as follows:

YEAR ENDED DECEMBER 31,                                 1998          1997
-----------------------                             ------------   -----------
Revenues..........................................  $    120,351   $    14,345
Net loss..........................................   (27,684,092)   (4,940,483)
Net loss per share--basic and diluted.............  $      (2.08)  $     (0.40)

As part of the acquisition, the Company loaned $440,000 in relocation related costs to a former ITC executive who joined the management of the Company. The resulting note receivable was repaid by March 31, 1999 in accordance with the terms on the note receivable.

\

                              AVI BIOPHARMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                               MARCH 31,     DECEMBER 31,
                                                                  2000           1999
                                                              ------------   -------------
                                                              (UNAUDITED)
                                          ASSETS

Current Assets:
  Cash and cash equivalents.................................  $  9,580,282   $  8,683,005
  Short-term securities--available-for-sale.................     4,800,000      2,937,500
  Other current assets......................................        48,717         31,242
                                                              ------------   ------------
    Total Current Assets....................................    14,428,999     11,651,747

Property and Equipment, net of accumulated depreciation and
  amortization of $2,552,567 and $2,518,494.................       423,229        403,303
Patent Costs, net of accumulated amortization of $454,268
  and $418,268..............................................       849,852        844,731
Other Assets................................................        89,309         29,847
                                                              ------------   ------------
    Total Assets............................................  $ 15,791,389   $ 12,929,628
                                                              ============   ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $    509,874   $    727,673
  Accrued liabilities.......................................       257,101        312,481
                                                              ------------   ------------
    Total Current Liabilities...............................       766,975      1,040,154

Shareholders' Equity:
  Preferred Stock, $.0001 par value, 2,000,000 shares
    authorized; none issued and outstanding.................       --             --
  Common stock, $.0001 par value, 50,000,000 shares
    authorized; 16,658,784 and 16,236,428 issued and
    outstanding.............................................         1,666          1,624
  Additional paid-in capital................................    65,313,507     62,901,227
  Accumulated other comprehensive income....................     1,903,000         40,500
  Deficit accumulated during the development stage..........   (52,193,759)   (51,053,877)
                                                              ------------   ------------
    Total Shareholders' Equity..............................    15,024,414     11,889,474
                                                              ------------   ------------
    Total Liabilities and Shareholders' Equity..............  $ 15,791,389   $ 12,929,628
                                                              ============   ============

      The accompanying notes are an integral part of these balance sheets.

                              AVI BIOPHARMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED
                                                                MARCH 31,            JULY 22, 1980
                                                        -------------------------   (INCEPTION) TO
                                                           2000          1999       MARCH 31, 2000
                                                        -----------   -----------   ---------------
                                                        (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Revenues, from license fees, grants and research
  contracts...........................................  $ 1,131,873   $     4,115    $  1,973,090

Operating expenses:
  Research and development............................    1,936,473     1,342,650      26,664,106
  General and administrative..........................      436,063       417,624       9,634,731
  Acquired in-process research and development........      --             59,839      19,545,028
                                                        -----------   -----------    ------------
                                                          2,372,536     1,820,113      55,843,865

Other Income:
  Interest income, net................................      100,781        76,539       1,580,266
  Realized gain on sale of short-term investments.....      --            --               96,750
                                                        -----------   -----------    ------------
                                                            100,781        76,539       1,677,016
                                                        -----------   -----------    ------------
Net loss..............................................  $(1,139,882)  $(1,739,459)   $(52,193,759)
                                                        ===========   ===========    ============
Net loss per share--basic and diluted.................  $     (0.07)  $     (0.13)
                                                        ===========   ===========
Weighted average number of common shares outstanding
  for computing basic and diluted loss per share......   16,359,671    13,349,358
                                                        ===========   ===========

        The accompanying notes are an integral part of these statements.

                              AVI BIOPHARMA, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED       FOR THE PERIOD
                                                                    MARCH 31,            JULY 22, 1980
                                                            -------------------------   (INCEPTION) TO
                                                               2000          1999       MARCH 31, 2000
                                                            -----------   -----------   ---------------
                                                            (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
Net loss..................................................  $(1,139,882)  $(1,739,459)   $(52,193,759)
Adjustments to reconcile net loss to net cash flows used
  in operating activities:
  Depreciation and amortization...........................       72,722        69,812       3,126,253
  Realized gain on sale of short-term
    investments--available for sale.......................      --            --              (96,750)
  Compensation expense on issuance of common stock and
    partnership units.....................................      --            --              251,992
  Compensation expense on issuance of options and warrants
    to purchase common stock or partnership units.........      --            --              562,353
  Conversion of interest accrued to common stock..........      --            --                7,860
  Acquired in-process research and development............      --             59,839      19,545,028
  (Increase) decrease in:
    Other current assets..................................      (17,475)      466,115         (48,717)
    Other assets..........................................      (59,462)      --              (89,309)
  Net increase (decrease) in accounts payable and accrued
    liabilities...........................................     (273,179)     (478,068)        766,975
                                                            -----------   -----------    ------------
      Net cash used in operating activities...............   (1,417,276)   (1,621,761)    (28,168,074)

Cash flows from investing activities:
  Proceeds from sale or redemption of short-term
    investments...........................................      --            --              247,750
  Purchase of property and equipment......................      (56,648)     (101,707)     (3,038,534)
  Patent costs............................................      (41,121)      (50,519)     (1,360,800)
  Acquisition costs.......................................      --            (59,839)     (2,377,616)
                                                            -----------   -----------    ------------
      Net cash used in investing activities...............      (97,769)     (212,065)     (6,529,200)

Cash flows from financing activities:
  Proceeds from sale of common stock, warrants, and
    partnership units, net of offering costs, and exercise
    of options............................................    2,412,322        15,000      44,662,993
  Buyback of common stock pursuant to rescission
    offering..............................................      --            --             (288,795)
  Withdrawal of partnership net assets....................      --            --             (176,642)
  Issuance of convertible debt............................      --            --               80,000
                                                            -----------   -----------    ------------
      Net cash provided by financing activities...........    2,412,322        15,000      44,277,556

Increase (decrease) in cash and cash equivalents..........      897,277    (1,818,826)      9,580,282

Cash and cash equivalents:
  Beginning of period.....................................    8,683,005     8,510,020        --
                                                            -----------   -----------    ------------
  End of period...........................................  $ 9,580,282   $ 6,691,194    $  9,580,282
                                                            ===========   ===========    ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES AND
  FINANCING ACTIVITIES:
  Short-term securities--available-for-sale received in
    connection with the private offering..................  $   --        $   --         $  2,897,000
  Unrealized gain on short-term
    securities--available-for-sale........................  $ 1,862,500   $   --         $  1,903,000

        The accompanying notes are an integral part of these statements.

                              AVI BIOPHARMA, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

    The financial information included herein for the three-month periods ended March 31, 2000 and 1999, the financial information as of March 31, 2000, and the financial information from inception (July 22, 1980) to March 31, 2000 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The financial information as of December 31, 1999 is derived from AVI BioPharma, Inc.'s (the Company's)
Form 10-K. The interim financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's
Form 10-K. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

NOTE 2.  EARNINGS PER SHARE

    Basic EPS is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding. Given that the Company is in a loss position, there is no difference between basic EPS and diluted EPS since the common stock equivalents would be antidilutive.

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Net loss....................................................  $(1,139,882)  $(1,739,459)
Weighted average number of shares of common stock and common
  stock equivalents outstanding.............................      --            --
Weighted average number of common shares outstanding for
  computing basic earnings per share........................   16,359,671    13,349,358
Dilutive effect of warrants and stock options after
  application of the treasury stock method..................            *             *
                                                              -----------   -----------
Weighted average number of common shares outstanding for
  computing diluted earnings per share......................   16,359,671    13,349,358
                                                              ===========   ===========
Net loss per share--basic and diluted.......................  $     (0.07)  $     (0.13)
                                                              ===========   ===========

------------------------

* The following common stock equivalents are excluded from earnings per share calculation as their effect would have been antidilutive:

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                  ---------------------
                                                                    2000        1999
                                                                  ---------   ---------
    Warrants and stock options..................................  7,803,265   7,078,051

                              AVI BIOPHARMA, INC.

                                  (UNAUDITED)

NOTE 3.  SUBSEQUENT EVENT

    In April 2000, we entered into an alliance with SuperGen, Inc. for shared development and marketing rights for Avicine. Under the terms of the agreement, AVI and SuperGen will equally share in future clinical development and FDA registration costs as well as in profits from product sales in the United States. It is anticipated upon closing the Company will receive from SuperGen, Inc. an initial payment of $20,000,000 in the form of cash and SuperGen common stock in exchange for 1,684,211 shares of our common stock and a warrant to purchase up to 10% of our then outstanding common stock. Closing of the transaction will occur during the second or third quarter of 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE APPEARING ON THE COVER PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME THIS PROSPECTUS IS DELIVERED OR OUR COMMON STOCK IS SOLD.

    WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF OUR COMMON STOCK OR THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE OF THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THIS JURISDICTION.

                           --------------------------

                                              PAGE
                                            --------
Prospectus Summary........................      3
Risk Factors..............................      7
Forward-Looking Statements................     12
Common Stock Market Price Data............     13
Use of Proceeds...........................     14
Dividend Policy...........................     14
Capitalization............................     15
Dilution..................................     16
Selected Financial Data...................     17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     18
Business..................................     21
Management................................     31
Executive Compensation....................     34
Certain Transactions and Relationships....     36
Principal Shareholders....................     37
Description of Securities.................     39
Shares Eligible for Future Sale...........     42
Underwriting..............................     44
Legal Matters.............................     46
Experts...................................     46
Where You Can Find More Information.......     47
Index to Consolidated Financial
  Statements..............................    F-1

    UNTIL             , 2000, ALL DEALERS EFFECTING TRANSACTIONS IN OUR
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        PAULSON INVESTMENT COMPANY, INC.
                           I-BANKERS SECURITIES, INC.

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC Registration Fee........................................  $ 12,197
NASD Filing Fee.............................................     5,000
Nasdaq Listing Fee..........................................    17,500
Accountant's Fees and Expenses..............................    25,000
Legal Fees and Expenses.....................................   125,000
Printing and Engraving Expenses.............................    70,000
Blue Sky Fees and Expenses..................................     5,000
Miscellaneous...............................................    40,303
                                                              --------
    Total...................................................   300,000
                                                              ========

------------------------

* All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company to the fullest extent permitted by law. The Oregon Business Corporation Act, permits a corporation to limit, under certain circumstances, a director's liability for monetary damages in actions brought by the corporation or its stockholders. As an Oregon corporation, the Company is subject to the OBCA and the exculpation from liability and indemnification provision contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article II of the Company's Fifth Restated Articles of Incorporation (the "Articles") eliminates the liability of the Company's directors to the Company or its stockholders for monetary damages, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

    Section 60.387, ET SEQ., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had not reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnity against the reasonable expenses associated with such claims. Corporations may not indemnify against breached of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claims was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards or conduct set out in the statute.

    The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, voce of stockholders or otherwise.

    The Company's Articles also provide for the elimination of liability of directors for monetary damages to the full extent permitted by the Oregon Business Corporations Act.

    The Company has entered into indemnification agreements with its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the last three years, we sold or issued the following securities that were not registered under the Securities Act:

    (a) On December 1, 1999, we issued 1,000,000 shares of common stock to SuperGen, Inc. in exchange for cash consideration and 100,000 shares of the common stock of SuperGen, Inc. This transaction was effected in reliance upon the exemption from registration under the Securities Act provided under
Section 4(2) of the Securities Act. The shares of our common stock issued to SuperGen, Inc. have been registered with the Securities and Exchange Commission for resale on a registration statement on Form S-3.

    (b) On December 15, 1999, we issued 2,414,291 shares of common stock and warrants to purchase 724,288 shares of common stock to certain investors for aggregate consideration of $8,415,019. This transaction was effected in reliance upon the exemption from registration under the Securities Act provided under
Section 4(2) of the Securities Act. The shares of our common stock issued to these investors have been registered with the Securities and Exchange Commission for resale on a registration statement on Form S-3.

ITEM 16.  EXHIBITS.

       NUMBER           EXHIBITS
---------------------   --------
         1.0            Form of Underwriting Agreement
         3.1            Third Restated Articles of Incorporation of AntiVirals
                        Inc.(1)
         3.2            Bylaws of AntiVirals Inc.(1)
         3.3            First Amendment to Third Restated Articles of
                        Incorporation(4)
         3.4            First Amendment to Bylaws of AVI BioPharma, Inc.
         4.1            Form of Specimen Certificate for Common Stock(1)
         4.2            Form of Warrant for Purchase of Common Stock(1)
         4.3            Form of Warrant Agreement(1)
         4.4            Form of Representative's Warrant(1)
         4.5            Form of Warrant Agreement between AntiVirals Inc. and
                        ImmunoTherapy Shareholders(3)
         4.6            Form of Common Stock Purchase Warrant(5)
         4.7            Purchase Agreement, dated December 15, 1999, by and between
                        AVI BioPharma, Inc. and certain Investors(5)
         4.8            Registration Rights Agreement, dated December 15, 1999, by and between AVI BioPharma, Inc. and certain Investors(5)
         4.9            Purchase Agreement, dated December 16, 1999, by and between
                        AVI BioPharma, Inc. and certain Investors(5)
         4.10           Registration Rights Agreement, dated December 16, 1999, by and between AVI BioPharma, Inc. and certain Investors(5)
         4.11           Subscription Agreement, dated December 1, 1999, by and
                        between SuperGen, Inc. and AVI BioPharma, Inc.(5)
         4.12           Form of Underwriter's Warrant
         5.1            Opinion of Ater Wynne LLP
        10.1            1992 Stock Incentive Plan, as amended
        10.2            Employment Agreement with Denis R. Burger, Ph.D. dated
                        November 4, 1996(1)

       NUMBER           EXHIBITS
---------------------   --------
        10.3            Employment Agreement with Alan P. Timmins dated November 4,
                        1996(1)
        10.4            Employment Agreement with Dwight Weller, Ph.D. dated
                        November 4, 1996(1)
        10.5            Technology Transfer Agreement between Anti-Gene Development
                        Group and AntiVirals Inc., dated February 9, 1992(1)
        10.6            Amendment to Technology Transfer Agreement between Anti-Gene
                        Development Group and AntiVirals Inc. dated January 20,
                        1996(1)
        10.7            License and Option Agreement between Anti-Gene Development
                        Group and AntiVirals Inc., dated February 9, 1993(1)
        10.8            Commercial Lease between Research Way Investments, Landlord, and AntiVirals Inc., Tenant, dated June 15, 1992(1)
        10.9            Lease between Benjamin Franklin Plaza, Inc., Landlord, and
                        AntiVirals Inc., Tenant, dated June 17, 1992(1)
        10.10           First Amendment to Lease between Benjamin Franklin Plaza,
                        Inc., Landlord, and AntiVirals Inc., Tenant, dated July 24,
                        1995(1)
        10.11           Employment Agreement with Patrick L. Iversen, Ph.D. dated
                        July 14, 1997(2)
        10.12           ImmunoTherapy Corporation 1997 Stock Option Plan(3)
        10.13           Form of Employment Agreement with Jeffrey Lillard(3)
        10.14           Promissory Note dated June, 1998 made by the Lillard Family
                        Trust to AntiVirals Inc.(3)
        10.15           Oregon Deed of Trust Security Agreement and Fixture Filing
                        dated June, 1998, granted by the Lillard Family Trust to
                        Fidelity National Title Company of Oregon, as trustee, for the benefit of AntiVirals Inc.(3)
        10.16           License Agreement between ImmunoTherapy Corporation and Ohio
                        State University, dated March 12, 1996(3)
        10.17           License Agreement between ImmunoTherapy Corporation and Ohio
                        State University, dated December 26, 1996(3)
        10.18           Amendment to License Agreement between ImmunoTherapy
                        Corporation and Ohio State University, dated September 23,
                        1997(3)
        10.19           Agreement and Plan of Reorganization and Merger dated as of
                        February 2, 1998, among AntiVirals Inc., AntiVirals
                        Acquisition Corporation and ImmunoTherapy Corporation(3)
        10.20           First Amendment to Plan of Reorganization and Merger dated as of May 27, 1998, among AntiVirals Inc., AntiVirals
                        Acquisition Corporation and ImmunoTherapy Corporation(3)
        10.21           Second Amendment to Plan of Reorganization and Merger dated as of August 4, 1998, among AntiVirals Inc., AntiVirals
                        Acquisition Corporation and ImmunoTherapy Corporation(3)
        10.22           Form of Escrow Agreement among AntiVirals Inc., the Escrow
                        Indemnitors and Jeffrey Lillard(3)
        10.23           2000 Amendment to Technology Transfer Agreement between
                        Anti-Gene Development Group and AVI BioPharma, Inc.
        10.25           2000 Employee Share Purchase Plan (6)
        23.0            Consent of Arthur Andersen LLP
        23.1            Consent of Ater Wynne LLP (included in Exhibit 5.1)

------------------------

(1) Incorporated by reference to Exhibits to Registrant's Registration Statement on Form SB-2, as amended and filed with the Securities and Exchange Commission on May 29, 1997 (Commission Registration No. 333-20513).

(2) Incorporated by reference to Exhibits to Registrant's Annual Report on
    Form 10-KSB for the fiscal year ended December 31, 1997, and filed with the Securities and Exchange Commission on March 30, 1998.

(3) Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-4, as amended, and filed with the Securities and Exchange Commission on August 7, 1998 (Commission Registration No. 333-60849).

(4) Incorporated by reference to Exhibits to Registrant's current report on Form 8-K, as filed with the Securities and Exchange Commission on September 30, 1998 (Commission Registration No. 000-22613).

(5) Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-3, as amended, and filed with the Securities and Exchange Commission on December 21, 1999 (Commission Registration No. 333-93135).

(6) Incorporated by reference to Appendix A to Registrant's Definitive Proxy Statement on Form 14-A filed with the Securities and Exchange Commission on April 12, 2000.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

    (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    In addition, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 16, 2000.

                                                       AVI BIOPHARMA, INC.

                                                       By:             /s/ DENIS R. BURGER
                                                            -----------------------------------------
                                                                     Denis R. Burger, Ph.D.
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Denis R. Burger, Ph.D. and Alan P. Timmins, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-1 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in
their capacities indicated on             , 2000:

                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 /s/ DENIS R. BURGER                   Chairman of the Board and Chief
     -------------------------------------------         Executive Officer (Principal
               Denis R. Burger, Ph.D.                    Executive Officer)

                 /s/ ALAN P. TIMMINS
     -------------------------------------------       President, Chief Operating
                   Alan P. Timmins                       Officer, and Director

                 /s/ MARK M. WEBBER                    Chief Financial Officer
     -------------------------------------------         (Principal Financial and
                   Mark M. Webber                        Accounting Officer)

               /s/ PATRICK L. IVERSEN                  Senior Vice President of
     -------------------------------------------         Research and Development and
             Patrick L. Iversen, Ph.D.                   Director

                /s/ DWIGHT D. WELLER                   Senior Vice President of
     -------------------------------------------         Chemistry and Manufacturing
              Dwight D. Weller, Ph.D.                    and Director

                      SIGNATURE                                     TITLE
                      ---------                                     -----
                   /s/ NICK BUNICK
     -------------------------------------------       Director
                     Nick Bunick

                /s/ BRUCE L.A. CARTER
     -------------------------------------------       Director
              Bruce L.A. Carter, Ph.D.

                  /s/ JOHN W. FARA
     -------------------------------------------       Director
                John W. Fara, Ph.D.

                 /s/ JAMES B. HICKS
     -------------------------------------------       Director
               James B. Hicks, Ph.D.

                /s/ JOSEPH RUBINFELD
     -------------------------------------------       Director
              Joseph Rubinfeld, Ph.D.

                               INDEX TO EXHIBITS

       NUMBER           EXHIBITS
---------------------   --------
         1.0            Form of Underwriting Agreement

         3.1            Third Restated Articles of Incorporation of AntiVirals
                        Inc.(1)

         3.2            Bylaws of AntiVirals Inc.(1)

         3.3            First Amendment to Third Restated Articles of
                        Incorporation(4)

         3.4            First Amendment to Bylaws of AVI BioPharma, Inc.

         4.1            Form of Specimen Certificate for Common Stock(1)

         4.2            Form of Warrant for Purchase of Common Stock(1)

         4.3            Form of Warrant Agreement(1)

         4.4            Form of Representative's Warrant(1)

         4.5            Form of Warrant Agreement between AntiVirals Inc. and
                        ImmunoTherapy Shareholders(3)

         4.6            Form of Common Stock Purchase Warrant(5)

         4.7            Purchase Agreement, dated December 15, 1999, by and between
                        AVI BioPharma, Inc. and certain Investors(5)

         4.8 Registration Rights Agreement, dated December 15, 1999, by and between AVI BioPharma, Inc. and certain Investors(5)

         4.9            Purchase Agreement, dated December 16, 1999, by and between
                        AVI BioPharma, Inc. and certain Investors(5)

         4.10 Registration Rights Agreement, dated December 16, 1999, by and between AVI BioPharma, Inc. and certain Investors(5)

         4.11 Subscription Agreement, dated December 1, 1999, by and between SuperGen, Inc. and AVI BioPharma, Inc.(5)

         4.13           Form of Underwriter's Warrant

         5.1            Opinion of Ater Wynne LLP

        10.1            1992 Stock Incentive Plan, as amended

        10.2            Employment Agreement with Denis R. Burger, Ph.D. dated
                        November 4, 1996(1)

        10.3            Employment Agreement with Alan P. Timmins dated November 4,
                        1996(1)

        10.4            Employment Agreement with Dwight Weller, Ph.D. dated
                        November 4, 1996(1)

        10.5            Technology Transfer Agreement between Anti-Gene Development
                        Group and AntiVirals Inc., dated February 9, 1992(1)

        10.6            Amendment to Technology Transfer Agreement between Anti-Gene
                        Development Group and AntiVirals Inc. dated January 20,
                        1996(1)

        10.7            License and Option Agreement between Anti-Gene Development
                        Group and AntiVirals Inc., dated February 9, 1993(1)

        10.8            Commercial Lease between Research Way Investments, Landlord, and AntiVirals Inc., Tenant, dated June 15, 1992(1)

        10.9            Lease between Benjamin Franklin Plaza, Inc., Landlord, and
                        AntiVirals Inc., Tenant, dated June 17, 1992(1)

        10.10           First Amendment to Lease between Benjamin Franklin Plaza,
                        Inc., Landlord, and AntiVirals Inc., Tenant, dated July 24,
                        1995(1)

        10.11           Employment Agreement with Patrick L. Iversen, Ph.D. dated
                        July 14, 1997(2)

        10.12           ImmunoTherapy Corporation 1997 Stock Option Plan (3)

       NUMBER           EXHIBITS
---------------------   --------
        10.13           Form of Employment Agreement with Jeffrey Lillard (3)

        10.14           Promissory Note dated June, 1998 made by the Lillard Family
                        Trust to AntiVirals Inc.(3)

        10.15 Oregon Deed of Trust Security Agreement and Fixture Filing dated June, 1998, granted by the Lillard Family Trust to Fidelity National Title Company of Oregon, as trustee, for the benefit of AntiVirals Inc.(3)

        10.16           License Agreement between ImmunoTherapy Corporation and Ohio
                        State University, dated March 12, 1996(3)

        10.17           License Agreement between ImmunoTherapy Corporation and Ohio
                        State University, dated December 26, 1996(3)

        10.18           Amendment to License Agreement between ImmunoTherapy
                        Corporation and Ohio State University, dated September 23,
                        1997(3)

        10.19           Agreement and Plan of Reorganization and Merger dated as of
                        February 2, 1998, among AntiVirals Inc., AntiVirals
                        Acquisition Corporation and ImmunoTherapy Corporation(3)

        10.20 First Amendment to Plan of Reorganization and Merger dated as of May 27, 1998, among AntiVirals Inc., AntiVirals
                        Acquisition Corporation and ImmunoTherapy Corporation(3)

        10.21           Second Amendment to Plan of Reorganization and Merger dated as of August 4, 1998, among AntiVirals Inc., AntiVirals
                        Acquisition Corporation and ImmunoTherapy Corporation(3)

        10.22           Form of Escrow Agreement among AntiVirals Inc., the Escrow
                        Indemnitors and Jeffrey Lillard(3)

        10.23           2000 Amendment to Technology Transfer Agreement between
                        Anti-Gene Development Group and AVI BioPharma, Inc.

        10.25           2000 Employee Stock Purchase Plan (6)

        23.0            Consent of Arthur Andersen LLP

        23.1            Consent of Ater Wynne LLP (included in Exhibit 5.1)

------------------------

(1) Incorporated by reference to Exhibits to Registrant's Registration Statement on Form SB-2, as amended and filed with the Securities and Exchange Commission on May 29, 1997 (Commission Registration No. 333-20513).

(2) Incorporated by reference to Exhibits to Registrant's Annual Report on
    Form 10-KSB for the fiscal year ended December 31, 1997, and filed with the Securities and Exchange Commission on March 30, 1998.

(3) Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-4, as amended, and filed with the Securities and Exchange Commission on August 7, 1998 (Commission Registration No. 333-60849).

(4) Incorporated by reference to Exhibits to Registrant's current report on Form 8-K, as filed with the Securities and Exchange Commission on September 30, 1998 (Commission Registration No. 000-22613).

(5) Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-3, as amended, and filed with the Securities and Exchange Commission on December 21, 1999 (Commission Registration No. 333-93135).

(6) Incorporated by reference to Appendix A to Registrant's Definitive Proxy Statement on Form 14-A filed with the Securities and Exchange Commission on April 12, 2000.